EXHIBIT 10.1
REVOLVING CREDIT AGREEMENT
dated as of September 14, 2011
among
CONAGRA FOODS, INC.,
The Banks That Have Signed This Agreement,
JPMORGAN CHASE BANK, N.A., as Administrative Agent,
BANK OF AMERICA, N.A., as Syndication Agent,
BNP PARIBAS,
WELLS FARGO BANK, N.A., and
THE ROYAL BANK OF SCOTLAND PLC, as Documentation Agents, and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Documentation Agent

J.P. MORGAN SECURITIES LLC,
and
MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,
as Joint Lead Arrangers and Joint Bookrunners

i

EXHIBITS AND SCHEDULES

SCHEDULE 1	-	Banks, Commitments and Notice Information

EXHIBIT A	-	Form of Note

EXHIBIT B	-	Sample Confirmation Letter

EXHIBIT C	-	Form of Section 2.12 Certificate

EXHIBIT D	-	Form of Opinion of Counsel for the Company

EXHIBIT E	-	Form of Bid Note

EXHIBIT F	-	Form of Bid Quote

EXHIBIT G	-	Form of Bid Quote Request

EXHIBIT H	-	Form of Invitation for Bid Quotes

EXHIBIT I	-	Form of Request for Extension

EXHIBIT J	-	Form of Acceptance of Request for Extension

EXHIBIT K	-	Form of Consent to Additional or Increasing Bank

EXHIBIT L	-	Form of Assignment and Assumption

v

CONAGRA FOODS, INC.
REVOLVING CREDIT AGREEMENT
Dated as of September 14, 2011
          This Revolving Credit Agreement (as the same may be amended, supplemented or otherwise modified from time to time hereafter, the “Agreement”) is entered into by and among ConAgra Foods, Inc., a Delaware corporation (the “Company”), the banks that have signed this Agreement (the “Banks”), JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent for such banks (the “Administrative Agent”), Bank of America, N.A. (“BofA”), as syndication agent (the “Syndication Agent”), BNP Paribas, Wells Fargo Bank, N.A. and The Royal Bank of Scotland plc, as Documentation Agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-documentation agent (the “Co-Documentation Agent”) and J.P. Morgan Securities LLC (“JPMorgan”) and Merrill Lynch, Pierce, Fenner & Smith, Incorporated (“MLPFS”), as joint lead arrangers and joint bookrunners (the “Arrangers”).
          WHEREAS, the Company wishes to obtain certain revolving financing from the Banks;
          WHEREAS, the Banks are willing to extend revolving financing to the Company on the terms and conditions set forth herein;
          NOW THEREFORE, the Company, the Banks, the Administrative Agent and the Syndication Agent agree as follows:
1. DEFINITIONS.
          As used in this Agreement,
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks pursuant to Section 11, and not in its individual capacity as a Bank, together with its successors and permitted assigns.
          “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
          “Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposures of all of the Banks.
          “Agreement” means this Revolving Credit Agreement, as it may be amended or modified from time to time.

          “Alternate Base Rate” means, with respect to any Alternate Base Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) for any day, the greatest of (i) the Prime Rate, (ii) the Federal Funds Rate in effect from time to time plus 1/2% per annum, and (iii) the one-month Eurodollar Rate (excluding the Applicable Margin) for such day plus 1.00%; provided, that for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on the applicable day (without any rounding) plus (b) the Applicable Margin.
          “Alternate Base Rate Loan” means that portion of any Loan at the time the Alternate Base Rate is applicable thereto.
          “Applicable Facility Fee Rate” has the meaning given thereto in Section 2.5 hereof.
          “Applicable Lending Installation” means any office or branch of any Bank or the Administrative Agent.
          “Applicable Margin” has the meaning given thereto in Section 2.5 hereof.
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
          “Arrangers” means J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith, Incorporated in their capacities as joint lead arrangers and joint bookrunners.
          “Authorized Officer” means any of the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer, any Assistant Treasurer or any other employee of the Company who is designated in writing to the Banks by any of the foregoing and who holds a substantially similar office to any of the foregoing.
          “Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

          “Banks” means the banks listed on Schedule 1 hereto and any Person that becomes a Bank pursuant to this Agreement and their respective successors and permitted assigns.
          “Base Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, then the “Base Eurodollar Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Bid Absolute Rate” means, with respect to a Bid Absolute Rate Loan made by a relevant Bank for the relevant Bid Interest Period, the rate of interest per annum (rounded to the nearest 1/100th of 1%) offered by such Bank and accepted by the Company pursuant to Section 2.22.6.
          “Bid Absolute Rate Loan” means that portion of any Loan at the time the Bid Absolute Rate is applicable thereto.
          “Bid Interest Period” means, with respect to a Bid Absolute Rate Loan, a period of not less than 30 and not more than 270 days commencing on a Business Day selected by the Company in the relevant Bid Quote Request pursuant to Section 2.22.2. If such Bid Interest Period would end on a day which is not a Business Day, such Bid Interest Period shall end on the next succeeding Business Day.
          “Bid Note” means a promissory note in substantially the form of Exhibit E hereto, with appropriate insertions, duly executed and delivered to the Administrative Agent by the Company and payable to the order of a Bank, including any amendment, modification, renewal or replacement of such promissory note.
          “Bid Quote” means a Bid Quote substantially in the form of Exhibit F hereto completed and delivered by a Bank to the Administrative Agent pursuant to Section 2.22.4.
          “Bid Quote Request” means a Bid Quote Request substantially in the form of Exhibit G hereto completed and delivered by the Company to the Administrative Agent pursuant to Section 2.22.2.
          “Bid Rate Auction” means a solicitation of Bid Quotes pursuant to Section 2.22.

          “Board” means the Board of Governors of the Federal Reserve Systems of the United States.
          “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Notice” means a written, telex, telecopy or telephonic notice by the Company to the Administrative Agent specifying (i) the Effective Date of making a Syndicated Loan, (ii) the amounts of, and Rate Option(s) applicable to, the Syndicated Loans requested and (iii) the duration of the Eurodollar Interest Period applicable to each Eurodollar Loan requested.
          “Business Day” means (i) with respect to borrowing, payment or rate selection of Eurodollar Loans, a day on which banks are open for business in New York and Omaha and on which dealings in U.S. Dollars are carried on in the London interbank market and (ii) for any other reason, including with respect to borrowing, payment or rate selection of Alternate Base Rate Loans and Bid Absolute Rate Loans or with respect to a reduction of the Commitments, a day on which banks are open for business in New York and Omaha.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Company. The Commercial LC Exposure of any Bank at any time shall be its Pro Rata share of the aggregate Commercial LC Exposure at such time.
          “Commitments” means the aggregate of the amounts set forth opposite each Bank’s name on Schedule 1 hereto, as such amounts are reduced or increased from time to time pursuant to this Agreement, including Section 2.4, 2.12.2, 2.17, 2.21, 2.23 or 7.2, and “Commitment” means any one amount set forth opposite each Bank’s name on Schedule 1 as so reduced or increased.
          “Company” means ConAgra Foods, Inc., a Delaware corporation, together with its successors and permitted assigns.
          “Consolidated Capital Base” means the sum of (i) Consolidated Funded Debt, plus (ii) consolidated deferred taxes of the Company and its Subsidiaries, plus (iii) consolidated stockholders’ equity of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles; provided, however, that in determining consolidated stockholders’ equity, any contra account of up to $350,000,000 established for purposes of an employee stock ownership plan or the Company’s Employee Equity Fund (EEF) or the like shall be disregarded and shall not be considered a reduction of stockholders’ equity.
          “Consolidated Funded Debt” means the sum of (i) any obligation for borrowed money, which under Generally Accepted Accounting Principles as of the date hereof would be shown on the consolidated balance sheet of the Company and its Subsidiaries as a non-current liability plus (ii) an amount equal to 60% of the principal amount payable by the Company or any Subsidiary pursuant to any guaranty by the Company or any Subsidiary of “Third Party Debt” upon the happening of every contingency to the enforcement of such guaranty. For purposes hereof, “Third Party Debt” shall mean debt of any Person (other than the Company or any Subsidiary) for borrowed money that (i) pursuant to Generally Accepted Accounting Principles as of the date hereof, would be classified as a non-current liability, and (ii) the repayment of which is guaranteed by the Company or any Subsidiary.
          “Credit Party” means the Administrative Agent, any Issuing Bank or any other Bank.
          “Defaulting Lender” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Person that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Person’s receipt of such written certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
          “Documentation Agents” means BNP Paribas, Wells Fargo Bank, N.A. and The Royal Bank of Scotland plc in their capacity as Documentation Agents for the Banks pursuant to this Agreement.
          “Effective Date” means any Business Day designated by the Company in a Borrowing Notice, Bid Quote Request, Rate Selection Notice or Prepayment Notice as the date such borrowing, rate selection or prepayment, as the case may be, shall become effective.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.
          “Eurodollar Interest Period” means, with respect to a Eurodollar Loan, a period of 1, 2, 3 or 6 months (or 9 or 12 months if all of the Banks agree that such periods are available to them) commencing on a Business Day and selected by the Company in its Borrowing Notice or Rate Selection Notice. If any Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month such Eurodollar Interest Period shall end on the immediately preceding Business Day.
          “Eurodollar Loan” means that portion of any Syndicated Loan at the time the Eurodollar Rate is applicable thereto.

          “Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the Base Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus (ii) the Applicable Margin.
          “Event of Default” shall mean any of the events specified in Section 7, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.
          “Extraordinary Item” means extraordinary items and cumulative effect of changes in accounting principles that are non-cash as those items are accounted for pursuant to Generally Accepted Accounting Principles, and in addition, any other non-recurring and/or non-operating charges or credits up to a maximum amount from May 29, 2011 to the Termination Date of 20% of the Company’s consolidated stockholders’ equity as of the quarter ended immediately preceding the last to occur of such charge or credit.
          “Facility Fee” has the meaning set forth in Section 2.4.1 herein.
          “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.
          “Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fitch” means Fitch Ratings Ltd., together with its successors and assigns.
          “Fixed Charges” means, for any period, on a consolidated basis for the Company and its Subsidiaries, net interest expense plus non-cancelable lease rental payments payable during such period.
          “Fixed Rate” means a rate per annum equal to either the Bid Absolute Rate or the Eurodollar Rate.
          “Fixed Rate Loan” means a Eurodollar Loan or a Bid Absolute Rate Loan.
          “Generally Accepted Accounting Principles” means generally accepted accounting principles in effect from time to time; provided that, if after the date hereof there occurs any change in Generally Accepted Accounting Principles or in the application thereof on the operation of any provision hereof and the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of such change in Generally Accepted Accounting Principles or in the application thereof, regardless of whether any such notice is given before or after such change in Generally Accepted Accounting

Principles or in the application thereof, then such provision shall be interpreted on the basis of Generally Accepted Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          “Indenture” means that certain Indenture dated as of October 8, 1990 between the Company and The Chase Manhattan Bank (k/n/a JPMorgan Chase Bank, N.A.), as trustee, as in effect on the date hereof.
          “Interest Period” means a Bid Interest Period or a Eurodollar Interest Period.
          “Invitation for Bid Quotes” means an Invitation for Bid Quotes substantially in the form of Exhibit H hereto completed and delivered by the Administrative Agent to the Banks in accordance with Section 2.22.3.
          “Issuing Bank” means (i) JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and (ii) each other Bank that agrees to act as an Issuing Bank hereunder and that is approved by the Company and the Administrative Agent, in each case together with its successors in such capacity as provided in Section 2.25(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “JPMCB” means JPMorgan Chase Bank, N.A., in its individual capacity, together with its successors and permitted assigns.
          “LC Collateral Account” has the meaning assigned to such term in Section 2.25(j).
          “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure. The LC Exposure of any Bank at any time shall be its Pro Rata share of the aggregate LC Exposure.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), conditional sale or other title retention agreement, and any lease in the nature of security.
          “Loan” means any loan made under this Agreement.
          “Loan Closing Date” means a Revolving Credit Loan Closing Date or a date a Bid Absolute Rate Loan is made.

          “Loan Documents” means the Agreement, any Letter of Credit applications and the Notes.
          “Material Subsidiary” means a Subsidiary that has total assets, determined in accordance with Generally Accepted Accounting Principles, in excess of 20% of the Company’s total consolidated assets, determined in accordance with Generally Accepted Accounting Principles.
          “Minimum Notice Period” means a period commencing no later than 11:00 a.m. New York City time (i) on the Effective Date of an Alternate Base Rate borrowing or rate selection and (ii) three Business Days prior to the Effective Date of a Eurodollar Rate borrowing, prepayment or rate selection.
          “Moody’s” means Moody’s Investors Service, Inc., together with its successors and assigns.
          “Non-U.S. Bank” means a Bank that is not incorporated under the laws of the United States of America or a state thereof.
          “Notes” means collectively the Syndicated Notes and the Bid Notes and “Note” means any one of such Notes.
          “Obligations” means all unpaid principal and interest in respect of the Loans, all LC Exposure, facility fees and all other obligations of the Company or any Subsidiary to the Banks or to any Bank, or to the Administrative Agent, the Issuing Banks or to any Issuing Bank, or the Syndication Agent, in each case arising under the Loan Documents.
          “Officer’s Certificate” shall mean a certificate signed in the name of the Company by any Authorized Officer.
          “Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.
          “Participant Register” has the meaning given thereto in Section 10.1.4(c) hereof.
          “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization and a government, domestic or foreign, or any department or agency or political subdivision thereof.
          “Potential Default” means an event which but for the lapse of time, the giving of notice or the happening of any further condition, event or act would constitute an Event of Default.
          “Prepayment Notice” means a written, telex, telecopy or telephonic notice by the Company to the Administrative Agent pursuant to Section 3 specifying the amount of principal to be prepaid and the Effective Date of such prepayment.

          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Prior Agreement” means that certain Long-Term Revolving Credit Agreement dated as of December 16, 2005 by and among the Company, certain financial institutions from time to time parties thereto as Banks and JPMorgan Chase Bank, N.A., as Administrative Agent.
          “Profit Before Taxes and Extraordinary Items” means on a consolidated basis for any fiscal period of the Company, earnings of the Company and its Subsidiaries (exclusive of Extraordinary Items) before provision for taxes in respect of, or measured by, income or excess profits for such period.
          “Pro Rata” means, with respect to any Bank, the percentage of the total Commitments represented by such Bank’s Commitment. If the Commitments have terminated or expired, Pro Rata shall be determined based upon the Commitments most recently in effect, giving effect to any assignments; provided, that, in accordance with and subject to Section 2.24, when a Defaulting Lender exists, such Defaulting Lender’s Commitment shall be excluded from any determination hereof; provided, further, that no non-Defaulting Lender’s Commitment shall increase as a result of such exclusion.
          “Rate Option” means the Eurodollar Rate or the Alternate Base Rate.
          “Rate Selection Notice” means a written, telex or telephonic notice by the Company to the Administrative Agent specifying (i) the principal amount of the outstanding Syndicated Loans that shall be governed by each Eurodollar Rate, if any, (ii) the Eurodollar Interest Period applicable to each such Eurodollar Loan and (iii) the Effective Date of each such Eurodollar Rate selection.
          “Register” has the meaning given thereto in Section 10.1.1(b) hereof.
          “Regulation D” means Regulation D of the Board (as modified) and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
          “Regulation U” means Regulation U of the Board (as modified) and shall include any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
          “Relevant Taxes” means, with respect to any payment under this Agreement, any tax other than (i) net income tax, a franchise tax or a branch profits tax, in each case imposed by the United States of America, the United Kingdom or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank in which its Applicable Lending Installation is located), (ii) except in the case of an assignee pursuant to a request by the Company under this Agreement, any withholding tax applicable to any Bank, any Issuing Bank or the Administrative

Agent on the date on which such Person becomes a party to this Agreement (or, in the case of a Bank, designates a new Applicable Lending Installation), (iii) taxes imposed by FATCA and (iv) taxes imposed if such Person: (a) is not entitled, on the date on which such Person becomes a party to this Agreement, to submit Form W-8BEN, Form W-8ECI, a certificate substantially in the form of the Exhibit C hereto, or any other form, certificate or documentation so as to meet its obligations to submit such form, certificate or documentation pursuant to Section 2.12.1; (b) shall have submitted an improper form or certificate; (c) shall have failed to submit any form, certificate or documentation which it was required to submit pursuant to Section 2.12.1 and required or entitled to file under applicable law (to the extent such taxes would not have been imposed if a proper form or certificate had been submitted); or (d) shall have failed to provide in a timely manner any notification required by Section 2.12.2.
          “Required Banks” means, at any time, Banks having Revolving Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article 7, and for all purposes after the Loans become due and payable pursuant to Article 7 or the Commitments expire or terminate, the outstanding Bid Absolute Rate Loans of the Banks shall be included in their respective Revolving Exposures in determining the Required Banks; provided, that no Defaulting Lender (including its Loans and Commitments) shall be included in any determination of Required Banks.
          “Revolving Credit Loan Closing Date” means any Business Day on which the Administrative Agent has actually received within the applicable Minimum Notice Period prior notice from the Company for a Syndicated Loan, specifying such date and requesting the amount to be borrowed thereon and on which the applicable conditions set forth in Section 9 hereof are satisfied.
          “Revolving Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Syndicated Loans and LC Exposure.
          “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, together with its successors and assigns.
          “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
          “Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Company. The Standby LC Exposure of any Bank at any time shall be its Pro Rata share of the aggregate Standby LC Exposure.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency

Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subsidiary” means any Person whose accounts are consolidated with the accounts of the Company in accordance with Generally Accepted Accounting Principles for purposes of preparing the financial statements referred to in Section 5.1.
          “Syndicated Loan” means a Loan made pursuant to Section 2.1.1 hereof.
          “Syndicated Note” means a promissory note in substantially the form of Exhibit A hereto, dated the date hereof, duly executed and delivered to the Administrative Agent by the Company and payable to the order of a Bank in the amount of its Commitment.
          “Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent for the Banks pursuant to this Agreement.
          “Termination Date” means, subject to Section 2.18, September 14, 2016 or, with respect to any individual Bank, such earlier date, if any, on which such Bank’s Commitment is reduced to zero or terminated pursuant to and in accordance with this Agreement.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.
          The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
2. TERMS.
               2.1. Syndicated Loans.
          2.1.1. Commitment to Make Syndicated Loans. Each Bank severally agrees to make, at the option of the Company, Syndicated Loans to the Company from time to time from the date hereof to the Termination Date on the Effective Dates specified in Borrowing Notices received by the Administrative Agent not less than the Minimum Notice Period prior to such Effective Date; provided, however, the Banks shall not be obligated to make any Syndicated Loan under this Section 2.1.1 to the extent that the sum of the outstanding principal amount of all Syndicated Loans and all Bid Absolute Rate Loans and LC Exposures would exceed the amount of the then applicable Commitments of all the Banks and provided further, no Bank shall be obligated to make any Syndicated Loan to the extent that immediately after the making of any such Syndicated Loan such Bank’s Pro Rata share of the outstanding Syndicated Loans under this Section 2.1.1 and outstanding LC Exposures would exceed such Bank’s Commitment. Syndicated Loans will be made available subject to the conditions set forth in Section 9.2.

          2.1.2. Revolving Credit. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow Loans prior to the Termination Date. Each Bank’s Commitment shall expire on its Termination Date.
          2.1.3. Payments. Any Loans outstanding on a Bank’s Termination Date shall be paid in full on such date unless prepaid prior to such date in accordance with the terms of this Agreement.
          2.1.4. Syndicated Notes. Any Bank may request that Syndicated Loans made by it be evidenced by a Syndicated Note. In such event, the Company shall prepare, execute and deliver to such Bank a Syndicated Note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns).
               2.2. Syndicated Loan Borrowings.
          2.2.1. Company Notice. The Company shall give the Administrative Agent (which shall promptly notify the Banks) notice (within the applicable Minimum Notice Period) of each borrowing hereunder, stating the aggregate amount of the Syndicated Loans requested under Section 2.1, the Effective Date of the Syndicated Loans, the Interest Period applicable thereto, and specifying whether such borrowing shall consist of Alternate Base Rate Loans or Eurodollar Loans and the respective aggregate amounts of the Syndicated Loans of each type.
          2.2.2. Funding. Not later than 1:00 p.m. New York City time on the Effective Date for each borrowing under Section 2.1, each Bank shall make available to the Administrative Agent its Pro Rata amount of the requested Syndicated Loans, to an account maintained by the Administrative Agent with JPMCB, in immediately available funds, for the account of the Company; provided that Alternate Base Rate Syndicated Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.25(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained with JPMCB, or such other account, in either case as specified in writing by an Authorized Officer (or in such other manner as may be specified by the Company and is reasonably acceptable to the Administrative Agent).
               2.3. Bank Records of Loans and Payments. Each Bank is hereby authorized to record the principal amount of each Syndicated Loan made under Section 2.1 and each repayment of any such Syndicated Loan on the schedule attached to its Syndicated Note; however, failure to do so shall not affect the Company’s obligations thereunder.
               2.4. Fees, Removal of Banks and Changes of Commitments.
          2.4.1. Facility Fee. (a) The Company agrees to pay to the Administrative Agent for the account of each Bank a facility fee (the “Facility Fee”) equal to the Applicable Facility Fee Rate on such Bank’s average daily Commitment (without regard to usage) from the date hereof to and including the Termination Date, payable in arrears on the first day of each March, June, September, and December to occur during the term of this Agreement and on the Termination Date, with the first such payment to occur on December 1, 2011.

          (b) The Company agrees to pay (i) to the Administrative Agent for the account of each Bank a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans, on the average daily amount of such Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date hereof to but excluding the later of the date on which such Bank’s Commitment terminates and the date on which such Bank ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at such rate (not in excess of 0.125% per annum) as agreed upon by the Company and the applicable Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Letters of Credit issued by such Issuing Bank, during the period from and including the date hereof to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s customary and standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable quarterly in arrears on the first day of each March, June, September, and December to occur during the term of this Agreement and on the Termination Date, with the first such payment (if applicable) to occur on December 1, 2011; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after invoice and demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
          2.4.2. Banks. Subject to the provisions of Section 2.4.4 and in accordance with Section 2.23, so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Company may, from time to time with the consent of the Administrative Agent, add additional banks as parties to this Agreement; provided that if an executive officer of the Company knows that a Potential Default exists at the time such bank is to be added hereto, the Company shall provide written notice thereof to the Administrative Agent and such bank prior to it agreeing (or declining) to become a party hereto. Unless the Company otherwise reduces the Commitments in accordance with the terms hereof or removes a Bank pursuant to the terms hereof, the addition of any new bank shall increase the aggregate Commitments; provided, however, that the aggregate Commitments shall at no time exceed $2,000,000,000 and such increase shall comply with Sections 2.23(a), (d) and (e). Any such new bank shall execute a consent in substantially the form attached hereto as Exhibit K, which executed consent shall be provided by the Company to the Administrative Agent. In addition, the Company may, from time to time, remove any Bank from Schedule 1 by written notice to each Bank and the Administrative Agent, so long as the Company has satisfied all Obligations (other than contingent obligations in respect of which no claim has been made) to such removed Bank as of the effective date of such removal. Upon such removal, the removed Bank shall no longer be deemed to be a party to the Agreement and shall cease to have any rights or obligations pursuant hereto except it shall continue to be entitled to the indemnities set forth in Sections 2.12.4 (subject to the requirements of Section 2.12) and 2.15.

          2.4.3. Commitments. The Company may permanently reduce (or terminate in full) the aggregate Commitments in whole or in part in multiples of $25,000,000, without penalty, upon at least three Business Days written notice to the Administrative Agent, which shall specify the amount of any such reduction, provided, however, that (a) the Commitments may not be reduced below the Aggregate Revolving Exposure (with the understanding that if the Aggregate Revolving Exposure consists solely of LC Exposure, then the Company may complete the applicable reduction so long as such LC Exposure is cash collateralized on terms and conditions and in amounts in each case reasonably satisfactory to the Administrative Agent and the Issuing Banks prior to or substantially contemporaneously with giving effect to such reduction), and (b) any notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, incurrence of other indebtedness, or consummation of another transaction, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. In addition, subject to the provisions of Sections 2.4.4 and 2.23, and so long as the aggregate Commitments do not at any time exceed $2,000,000,000, the Company may, from time to time, increase any Bank’s Commitment so long as such Bank consents in writing to such increased Commitment.
          2.4.4. Consents. Prior to adding any bank to Schedule 1 pursuant to Section 2.4.2 or increasing any Bank’s Commitment pursuant to Section 2.4.3, the Company shall give written notice to each of the Administrative Agent and the Issuing Banks specifying the action to be taken and the effective date of such action and, if applicable, a copy of the notice of Potential Default referenced in Section 2.4.2. Each of the Administrative Agent and the Issuing Banks shall have five (5) Business Days from receipt of such notice to provide to the Company written notice that either the Administrative Agent or such Issuing Bank does not consent to such action; provided that such consent shall not be unreasonably withheld, conditioned or delayed. Within five (5) Business Days of receipt of any such notice, the Company shall rescind such action and notify the Administrative Agent and the Issuing Banks that such action will not be taken.
          2.4.5. Notice. Within ten (10) Business Days following the effective date of the addition or removal of any Bank or the increase or decrease of any Commitment, the Administrative Agent shall notify each Bank of such change.
               2.5. Determination of Applicable Margin and Applicable Facility Fee Rate. The Administrative Agent, using the per annum rates set forth below, shall from time to time determine the applicable margin used (in part) to calculate the Eurodollar Rate, the Alternate Base Rate and the participation fee for Letters of Credit (the “Applicable Margin”), and the rate used to calculate the Facility Fee (the “Applicable Facility Fee Rate”). The following per annum rates correspond with ratings of the Company’s unsecured senior long-term indebtedness (without giving effect to any third-party credit enhancement) by S&P, Moody’s and Fitch.

	Applicable	Applicable	Applicable
	Eurodollar Rate	Alternate Base	Facility Fee
Pricing Levels	Margin	Rate Margin	Rate
I. ≥ A- or A3	0.90%	0%	0.10%
II. ≥ BBB+ or Baa1	1.00%	0%	0.125%
III. ≥ BBB or Baa2	1.10%	0.10%	0.15%
IV. ≥ BBB- or Baa3	1.30%	0.30%	0.20%
V. < BBB- and Baa3	1.50%	0.50%	0.25%
For purposes of this Section 2.5, with respect to the rating of the Company’s unsecured senior long-term indebtedness (without giving effect to any third-party credit enhancement) on any date of determination, (i) “Pricing Level I” means a rating of A- or higher by S&P, or a rating of A- or higher by Fitch, or a rating of A3 or higher by Moody’s, (ii) “Pricing Level II” means a rating of BBB+ or higher by S&P, or a rating of BBB+ or higher by Fitch, or a rating of Baa1 or higher by Moody’s, and that the Company does not qualify for Pricing Level I, (iii) “Pricing Level III” means a rating of BBB or higher by S&P, or a rating of BBB or higher by Fitch, or a rating of Baa2 or higher by Moody’s, and that the Company does not qualify for either Pricing Level I or Pricing Level II, (iv) “Pricing Level IV” means a rating of BBB- or higher by S&P, or a rating of BBB- or higher by Fitch, or a rating of Baa3 or higher by Moody’s, and that the Company does not qualify for Pricing Level I, Pricing Level II, or Pricing Level III, and (v) “Pricing Level V” means a rating of lower than BBB- by S&P, a rating of lower than BBB- by Fitch and a rating lower than Baa3 by Moody’s. If the Company’s unsecured senior long-term indebtedness (without giving effect to any third-party credit enhancement) is split-rated by S&P, Fitch and Moody’s, as applicable, and the ratings differential is one level, the better rating will apply. For example, if the S&P and Fitch rating on any date of determination is A- and the Moody’s rating on such date is Baa1, a rating of A-/A3 will apply and Pricing Level I will be in effect on such date. If the Company’s unsecured senior long-term indebtedness (without giving effect to any third-party credit enhancement) is split-rated by S&P, Fitch and Moody’s, as applicable, and the ratings differential is two levels or more, then the operative rating shall be the middle rating. For example, if the S&P rating on any date of determination is A-, the Moody’s rating on such date is Baa1, and the Fitch rating on such date is BBB, a rating of BBB+/Baa1 will apply and Pricing Level II will be in effect. If the Company’s unsecured senior long-term indebtedness (without giving effect to any third-party credit enhancement) is split-rated by one of S&P, Fitch or Moody’s, as applicable, and the other two agencies share the same rating and the ratings differential is two levels or more, then the operative rating shall be the rating shared by the two agencies. For example, if the S&P rating on any date of determination is BBB, the Moody’s rating on such date is A3, and the Fitch rating on such date is BBB, a rating of BBB/ Baa2 will apply and Pricing Level III will be in effect on such date. The credit rating in effect on any date for purposes of this Section 2.5 is that rating in effect at the close of business on such date. If at any time neither S&P nor Moody’s provides a rating of the Company’s senior unsecured long-term indebtedness (without third-party credit enhancement), Pricing Level V shall at such time be in effect.
               2.6. Interest Rates and Selection of Eurodollar Rates. Except as provided in this Section 2.6, the Syndicated Notes shall bear interest at the Alternate Base Rate. Subject to the terms and conditions of this Agreement, the Company may elect from time to time to pay interest at a Eurodollar Rate and for a Eurodollar Interest Period selected hereunder for all or any portion of the Syndicated Loans, by giving the Administrative Agent the appropriate Borrowing

Notice (in the case of a new Syndicated Loan) or a Rate Selection Notice (in the case of an existing Syndicated Loan) in not less than the Minimum Notice Period applicable thereto. The unpaid principal amount of each Eurodollar Loan shall bear interest from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the Eurodollar Rate applicable to such Loan, and during such Eurodollar Interest Period the Rate Option applicable to such Eurodollar Loan shall not be changed by the Company or any Bank. If, at the end of an Interest Period for an outstanding Eurodollar Loan, the Company fails to select a new Rate Option by giving a Rate Selection Notice in not less than the Minimum Notice Period provided therefor or to pay such Eurodollar Loan, then such Loan shall be an Alternate Base Rate Loan on and after the last day of such Eurodollar Interest Period until paid or until the Effective Date of a new Rate Option. The Company may not select a Eurodollar Rate to apply to any portion of the Syndicated Loans if, on the Effective Date of such selection, there exists an Event of Default or Potential Default.
               2.7. Restrictions on Syndicated Loans, Interest Periods and Conversion. Each new Syndicated Loan and each conversion of a Syndicated Loan to a new Rate Option shall be in an amount of $25,000,000 or an integral multiple of $5,000,000 in excess thereof. Eurodollar Loans at any one time outstanding may not be divided into more than 10 Interest Periods without the prior consent of the Administrative Agent. No Eurodollar Interest Period for any Loan made by a Bank shall extend beyond such Bank’s Termination Date.
               2.8. Interest Basis and Payment Dates. Interest on Alternate Base Rate Loans shall be calculated for actual days elapsed on the basis of a 365 or 366 day year and interest on Eurodollar Loans and Bid Absolute Rate Loans and fees shall be computed on the basis of a year of 360 days and actual days elapsed. The interest rate on Alternate Base Rate Loans shall change when and as the Alternate Base Rate changes. Interest accrued on Alternate Base Rate Loans shall be payable quarterly in arrears on the 1st day of each March, June, September and December to occur after the date hereof, and upon any prepayment or at maturity, whether by acceleration on the Termination Date or otherwise. Interest accrued on Fixed Rate Loans shall be payable on the last day of the applicable Interest Period and, in the case of an Interest Period longer than three months (or longer than 90 days in the case of a Bid Absolute Rate Loan), interest shall also be payable every three months (or every 90 days in the case of a Bid Absolute Rate Loan) during the Interest Period, upon any prepayment (whether due to acceleration or otherwise) and on the Termination Date. If any Loan is not paid when due, whether at its scheduled maturity or upon acceleration, without duplication and notwithstanding anything in any Loan Document to the contrary, interest shall thereafter be payable on demand at the rate set forth in Section 7.2.2. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received by the Administrative Agent prior to 1:00 p.m. New York City time.
               2.9. Payments.
          2.9.1. Payment to Administrative Agent. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company under this Agreement, the Letters of Credit and the Notes shall be made in U.S. Dollars, in immediately available funds, to the Administrative Agent to an account maintained by the Administrative Agent with JPMCB or as otherwise directed by the

Administrative Agent, not later than 1:00 p.m. New York City time on the date on which such payment shall become due (and the Administrative Agent may in its discretion deem any payment made after such time on such due date to have been made on the next succeeding Business Day).
          2.9.2. Application of Payments. Without prejudice to the other provisions of this Agreement, the Company shall, at the time of making each payment under this Agreement, any Letters of Credit or any Note, specify to the Administrative Agent the Loans, the Letters of Credit or other amounts payable by the Company hereunder to which such payment is to be applied (and if it fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Issuing Banks or the Banks in such manner as it or the Required Banks may determine to be appropriate, subject to Section 2.19 hereof).
          2.9.3. Payment to Banks. Each payment received by the Administrative Agent under this Agreement or any Note for account of a Bank shall be paid promptly to such Bank, in immediately available funds, for account of such Bank’s Applicable Lending Installation for the Loan in respect of which such payment is made.
          2.9.4. Extension for Business Day. If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall (unless otherwise expressly provided herein) be extended to the immediately succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.
               2.10. Applicable Lending Installations. Each Bank may book the Fixed Rate Loans at any Applicable Lending Installation selected by the Bank and may change the Applicable Lending Installation from time to time, provided that a Bank may not change its Applicable Lending Installation to a new Applicable Lending Installation if, at the time of such change, the Company would incur additional costs pursuant to Sections 2.12 or 2.13. All terms of this Agreement shall apply to any such Applicable Lending Installation and the Notes shall be deemed held by each Bank for the benefit of such Applicable Lending Installation. Each Bank may, by written or telex notice to the Company and the Administrative Agent, designate an Applicable Lending Installation through which Fixed Rate Loans are made and for whose account Fixed Rate Loan payments are to be made.
               2.11. Payment or Failure to Pay or Borrow on Certain Dates. If (i) any payment or interest rate conversion of a Fixed Rate Loan occurs on a date which is not the last day of an Interest Period, or (ii) a Fixed Rate Loan is not made on the date specified in a Borrowing Notice, Bid Quote Request or Rate Selection Notice for any reason other than default by the Banks, the Company will indemnify each Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Loan, but in any case excluding loss of anticipated profit.
               2.12. Taxes.

          2.12.1. Certification. Each Bank, each Issuing Bank and the Administrative Agent shall submit to the Company on or prior to the date on which such Bank, such Issuing Bank or Administrative Agent becomes a party to this Agreement, two duly completed and signed copies of Form W-8BEN (relating to such Person and entitling it to a complete exemption from withholding on all amounts of interest and original issue discount to be received by such Person pursuant to this Agreement), Form W-8ECI (relating to all amounts of interest and original issue discount to be received by such Person pursuant to this Agreement) of the United States Internal Revenue Service, a certificate substantially in the form of Exhibit C hereto, or any other form, certificate or documentation prescribed by law or as reasonably requested by the Company or the Administrative Agent as will permit payments required to be made in connection with the Notes and this Agreement to be made without, or at a reduced rate of, withholding. Thereafter and from time to time, each Bank, each Issuing Bank and the Administrative Agent shall, subject to Section 2.12.2 and 2.12.3, submit to the Company such additional duly completed and signed copies of one or the other of such forms (or such successor, additional or replacement forms as shall be adopted from time to time by the relevant United States taxing authorities) or of such a certificate, form or other documentation as required by, and at the time or times prescribed by, applicable law, or as the Company or the Administrative Agent may request from such Person which may be required by United States Federal, State, local or foreign tax authorities or under then current applicable law or regulations in connection with United States Federal, State, local or foreign withholding taxes on, or backup withholding in respect of, payments to be received by such Person under the Notes and this Agreement. In addition, if a payment made to a Bank or an Issuing Bank under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Bank or such Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank or such Issuing Bank shall deliver to the Company, at the time or times prescribed by law and at such time or times reasonably requested by the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA, to determine that such Bank or such Issuing Bank has or has not complied with such Bank’s or such Issuing Bank’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.12.1, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
          2.12.2. Change of Law; Defaulting Lender. If any Bank, any Issuing Bank or the Administrative Agent determines, as a result of any change in applicable law, regulation or treaty, or in any official publication or interpretation thereof, that it is unable (after taking any reasonable steps available to it) to submit to the Company any form or forms or other certification that such party would otherwise have been obliged to submit pursuant to Section 2.12.1, or that such party is required to withdraw or cancel any such form or forms or other certification previously submitted, or if any Bank shall be unable to extend credit to the Company pursuant to Section 10.3, then such party shall promptly notify the Company of such fact, whereupon the Company shall, notwithstanding any provision herein to the contrary, be entitled to terminate such Bank’s Commitment. The Company will pay all principal, interest, fees, costs and other amounts due under Section 2.11 to such Bank in connection with any prepayment hereunder. In addition, if any Bank becomes a Defaulting Lender, then the

Company shall, notwithstanding any provision hereof to the contrary, be entitled to terminate such Bank’s Commitment. The Company will pay all principal, interest, fees, costs and other amounts due under Section 2.11 to such Bank in connection with any prepayment hereunder. The Company may, at its sole expense, upon notice to a Defaulting Lender and the Administrative Agent, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.1.1), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment to make Syndicated Loans is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, conditioned or delayed, and (ii) such Defaulting Lender shall have received, or in connection with such assignment shall receive, payment of an amount equal to the outstanding principal of its Loans, accrued interest hereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts). A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. The LC Exposure of any Bank terminated hereunder shall be addressed as though such Bank were a Defaulting Lender and the provisions of Section 2.24 shall apply.
          2.12.3. Withholding of Taxes; Gross-Up. If the Company or any paying agent is required by law or regulation to make any deduction, withholding or backup withholding on account of any Relevant Taxes hereafter imposed, levied, collected, withheld or assessed by the United States, the United Kingdom or any other taxing authority (or any subdivision or taxing authority thereof or therein) from any payment to any Bank, any Issuing Bank or the Administrative Agent under this Agreement, then the amount payable in respect of such payment will be increased to the amount which, after deduction from such increased amount of all Relevant Taxes required to be withheld or deducted therefrom, will yield the amount required under this Agreement to be payable with respect thereto had no such deduction, withholding or backup withholding been required.
          2.12.4. Company Indemnity. Without prejudice to the provisions of Section 2.12.3 or the provisions of the Notes, if any Issuing Bank, any Bank or the Administrative Agent on its behalf is required by law to make any payment on account of a Relevant Tax that is not in effect or applicable on the date hereof on or in relation to any sum received or receivable hereunder by such Issuing Bank, such Bank or the Administrative Agent on its behalf, of any Relevant Tax liability in respect of any such payment, which payment is hereafter imposed, levied or assessed against such Issuing Bank, such Bank or the Administrative Agent on its behalf, the Company will, upon demand of the Administrative Agent, such Issuing Bank or such Bank, promptly indemnify such Issuing Bank or such Bank against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith or for any delay in payment thereof.
          2.12.5. Notice to Company. A Bank or an Issuing Bank intending to make a claim pursuant to Section 2.12.4 shall notify the Administrative Agent of the event by reason of which it is entitled to do so promptly after becoming aware of the circumstances giving rise to the claim, whereupon the Administrative Agent shall notify the Company thereof. Failure or delay on the part of the Administrative Agent, an Issuing Bank or a Bank to demand compensation pursuant to this Section 2.12.5 shall not constitute a waiver of such Issuing Bank’s or such Bank’s or the Administrative Agent’s right to demand such compensation; provided that the Company shall not be required to compensate a Bank or an Issuing Bank pursuant to Section 2.12.4 for any such payment or liability incurred more than 180 days prior to the date that such Issuing Bank or such Bank or the Administrative Agent on its behalf notifies the Company of the event giving rise to such payment or liability pursuant to Section 2.12.4 and of such Issuing Bank’s or such Bank’s intention to claim compensation therefor; provided further that, if the event giving rise to such payment or liability is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          2.12.6. Notice of Withholding. If at any time the Company is required by law or regulation to make any deduction, withholding or backup withholding on account of any taxes hereafter imposed, levied, collected, withheld or assessed by the United States, the United Kingdom or other taxing authority (or any subdivision or taxing authority thereof or therein) from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated) the Company shall promptly notify the Administrative Agent.
          2.12.7. Timely Payment. If the Company makes any payment hereunder in respect of which it is required by law or regulation to make any deduction, withholding or backup withholding on account of any taxes hereafter imposed, levied, collected, withheld or assessed by the United States, the United Kingdom or other taxing authority (or any subdivision or taxing authority thereof or therein) it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Administrative Agent within thirty days after it has made such payment to the applicable authority a receipt issued by such authority or other evidence reasonably satisfactory to the Administrative Agent evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.
          2.12.8. Mitigation. If any Bank or the Administrative Agent, as the case may be, is, in its reasonable opinion, able to apply for or otherwise take advantage of any tax credit, tax deduction or other reduction (which reduction is permanent in nature) in tax or similar benefit by reason of any withholding or deduction made by the Company in respect of a payment made by it hereunder which payment shall have been increased pursuant to Section 2.12.3, then such Person will use reasonable efforts to obtain such credit, deduction or benefit and upon receipt thereof will pay to the Company such amount (if any) not exceeding the increased amount paid by the Company as equals the net after-tax value to such Person of such part of such credit, deduction or benefit as it considers is allocable to such withholding or deduction having regard to all its dealings giving rise to similar credits, deductions or benefits in relation to the same tax period and to the cost of obtaining the same; provided that nothing herein contained shall interfere with the right of any such Person to arrange its tax affairs in whatever manner it deems fit and in particular no such Person shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of any such deduction or withholding in priority to any other reliefs, claims, credits or deductions available to it.

          2.12.9. Bank Indemnity. Each Bank and each Issuing Bank shall severally indemnify the Administrative Agent for any taxes (but, in the case of any taxes for which the Company is required to indemnify or pay any additional amount to such Bank or such Issuing Bank pursuant to Section 2.12.3 or 2.12.4, only to the extent that the Company has not already indemnified the Administrative Agent for such taxes and without limiting the obligation of the Company to do so) attributable to such Bank or such Issuing Bank that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant taxing authority. The indemnity under this Section 2.12.9 shall be paid within 30 days after the Administrative Agent delivers to the applicable Bank a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
          2.12.10. Treatment of Certain Refunds. If a Bank, an Issuing Bank or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes at to which it has been indemnified by the Company pursuant to this Section 2.12 (including additional amounts paid pursuant to this Section 2.12), it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made by the Company under this Section 2.12 with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including any taxes) of such indemnified Bank, Issuing Bank or Administrative Agent and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). The Company, upon the request of such Bank, such Issuing Bank or the Administrative Agent, shall repay to such Bank, such Issuing Bank or the Administrative Agent the amount paid to the Company pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event such Bank, such Issuing Bank or the Administrative Agent is required to repay such refund to such governmental authority. This Section 2.12.10 shall not be construed to require any Bank, any Issuing Bank or the Administrative Agent to make available its tax returns (or any other information relating to this taxes which it deems confidential) to the Company or any other Person.
               2.13. Increased Costs.
          2.13.1. Change of Law. If, after the date hereof, by reason of any adoption of or change in law, rule, regulation or treaty, or in the interpretation or administration thereof or compliance by any Bank or any Issuing Bank with any request or directive (whether or not having the force of law) by any central bank or other fiscal, monetary or other authority (including those regarding capital adequacy):
(a)	a Bank or an Issuing Bank incurs an increased cost as a result of its having entered into and/or performed its obligations under this Agreement, and/or its maintaining its Commitment hereunder and/or making one or more Loans or issuing Letters of Credit or having participations therein hereunder;
(b)	there is any increase in the cost to a Bank of funding or maintaining all or any of the Loans comprised in a class of loans formed by or including the

Loans made or to be made by it hereunder, or any increase in the cost of issuing or participating in Letters of Credit;

(c)	a Bank, an Issuing Bank or the Administrative Agent becomes subject to any taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings, and any and all liabilities with respect to the foregoing (not being a tax for which the Company is required to indemnify or pay any additional amount to such Bank or such Issuing Bank pursuant to Section 2.12.3 or 2.12.4, nor a tax explicitly excluded from the definition of Relevant Taxes) on its loans, loan principal, letters of credit, commitment or other obligations, in each case hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or
(d)	the amount of capital or liquidity required or expected to be maintained by any Issuing Bank or any Bank or any Person controlling any Bank or any Issuing Bank is increased because of the existence of this Agreement, the Letters of Credit issued and Loans outstanding hereunder or any Bank’s obligation to make Loans, hold participations in Letters of Credit or any Issuing Bank’s obligation to issue Letters of Credit hereunder, then such Bank shall comply with its obligations under Section 2.17 with a view to mitigating the Company’s obligations under this Section and the Company shall, within 15 days of receipt from such Person of the certificate described in Section 2.13.2, pay to such Person such amounts sufficient to indemnify such Person against, respectively:
(w)	such cost;
(x)	the lesser of (i) such increased cost and (ii) such proportion of such increased cost as is in the good faith opinion of that Person attributable to its funding or maintaining Loans and Letter of Credit related obligations hereunder;
(y)	such liability; or
(z)	any reduction in rate of return as a consequence of such increase in capital requirements.
Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Agent and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed a “Change of Law” for purposes of this Section 2.13, Section 2.12.2, and each other relevant section of this Agreement, regardless of the date enacted, adopted, issued or implemented.

          2.13.2. Notice. A Person intending to make a claim pursuant to Section 2.13.1 shall deliver to the Company and the Administrative Agent, promptly after becoming aware of the circumstances giving rise to the claim, a certificate to that effect specifying the event by reason of which it is entitled to make such claim and setting out in reasonable detail the basis and computation of such claim. Failure or delay on the part of any Person to demand compensation pursuant to this Section 2.13.2 shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Company shall not be required to compensate such Person pursuant to Section 2.13.1 for any increased costs or reductions incurred more than 180 days prior to the date that such Person notifies the Company and the Administrative Agent of the event giving rise to such increased costs or reductions pursuant to Section 2.13.1 and of such Person’s intention to claim compensation therefor; provided further that, if the event giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
               2.14. Availability of Interest Rate. If any Bank determines that (i) maintenance of the Eurodollar Loans at an Applicable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, (ii) deposits of a type and maturity appropriate to match fund a Eurodollar Loan are not available or (iii) that a Eurodollar Rate does not accurately reflect the cost of making or maintaining a Eurodollar Loan, then such Bank may suspend the availability of the affected Rate Option provided that such suspension shall not affect any Loans outstanding under an affected Rate Option and provided that, notwithstanding the foregoing, each Bank shall make Alternate Base Rate Loans available to the Company in lieu of Eurodollar Loans whose availability has been suspended.
               2.15. Bank Certificates; Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Applicable Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Company to such Bank under Section 2.12 or Section 2.13 or to avoid the unavailability of a Rate Option under Section 2.14, so long as such designation is not disadvantageous to such Bank. A certificate of a Bank as to the amount due under Sections 2.11, 2.12 or 2.13 and the basis for the determination of such amount shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Bank funded the Fixed Rate Loan through the purchase of a deposit of the type, maturity and amount corresponding to the deposit used as a reference in determining the Fixed Rate applicable to the Loan. Unless otherwise provided herein, the amount specified in the certificate shall be payable within 15 days after receipt by the Company of the certificate. The obligations under Sections 2.11, 2.12 and 2.13 shall survive payment of the Loans and termination of this Agreement.
               2.16. Telephonic Notices. The Company hereby authorizes the Banks and the Administrative Agent to extend Loans and effect rate selection choices based on telephonic Borrowing and Rate Selection Notices made by any Person or Persons to the Administrative Agent and which the Administrative Agent in good faith believes to be acting on behalf of the Company. The Company agrees to promptly confirm to the Administrative Agent any telephonic Borrowing Notice or Rate Selection Notice in writing signed by an Authorized Officer substantially in the form of Exhibit B hereto. If the written confirmation differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error.
               2.17. Mitigation of Additional Costs or Adverse Circumstances. If, in respect of any Bank, circumstances arise which could reasonably be expected to, including upon the giving of notice, result in (i) an increase in the amount of any payment to be made to it or for its account pursuant to Section 2.12, or (ii) a claim for indemnification pursuant to Sections 2.12 or 2.13, then such Bank shall, promptly upon becoming aware of the same, notify the Administrative Agent and the Company thereof and, in consultation with the Administrative Agent and the Company, and, to the extent that it can do so without prejudice to its own position, take such reasonable steps as may be reasonably open to it to avoid the effects of such circumstances (including, without limitation, the transfer of its Applicable Lending Installation to another jurisdiction or the transfer of its rights and obligations hereunder to another financial institution acceptable to the Company (in its sole and absolute discretion) and willing to participate in the Agreement or the restructure of its participation in the Agreement in a manner which will avoid the event in question and on terms mutually acceptable to such Bank and the Company). If and so long as a Bank has been unable to take, or has not taken, steps acceptable to the Company to mitigate the effect of the circumstances in question, such Bank shall be obligated, at the request of the Company, to transfer all its rights and obligations hereunder, subject to payment of all principal, interest, fees, funding losses under Sections 2.4 and 2.11 and any other amounts due such Bank hereunder, to another financial institution nominated by the Company and willing to participate in the Agreement in place of such Bank.
               2.18. Extension of Termination Date. The Company may request an extension (subject to each Bank’s right to deny any such requested extension) of the Termination Date in effect at any time by submitting a request for an extension substantially in the form of Exhibit I to the Administrative Agent (an “Extension Request”) not more than 90 days and not less than 45 days prior to each anniversary of this Agreement. The request shall specify (i) the new Termination Date, which shall be one year after the Termination Date then in effect, and (ii) the date (which must be at least 45 days after the Extension Request is delivered to the Administrative Agent) as of which the next Termination Date shall be effective (the “Extension Date”). The failure of the Company to request an extension on any applicable anniversary date shall not prevent the Company from requesting an extension on a future anniversary date under this Section 2.18. Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Bank of the contents thereof and shall request each Bank to approve the Extension Request. Each Bank approving the Extension Request shall deliver its written Extension Acceptance in the form of Exhibit J (“Acceptance of Extension”) no later than 15 days after receipt of notice from the Administrative Agent. An extension hereunder shall only be effective if an Acceptance of Extension is received by the Administrative Agent from the Required Banks within the time period set forth above. Failure of a Bank to respond to an Extension Request shall be deemed a denial of such request. If any Bank does not accept such extension, then either (i) on the Termination Date then in effect with respect to such Bank (without giving effect to the Extension Request rejected by such Bank), (a) the Company shall pay to such Bank all amounts then payable to such Bank under this Agreement and the Note on its applicable Termination Date and (b) such Bank’s Commitment shall terminate on the Termination Date applicable to such Bank or (ii) the Company may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), remove such Bank pursuant to the terms of Section 2.4. In addition, if the Aggregate Revolving Exposure shall exceed the Commitments as of such date, the Company shall prepay the Loans and/or cash collateralize LC Exposure (in such amounts and on terms and conditions reasonably satisfactory to the Administrative Agent and the Issuing Banks) prior to such date so that the Aggregate Revolving Exposure is equal to or less than the aggregate Commitments remaining on such date after giving effect to the applicable terminations or removals. No extension pursuant to this Section 2.18 shall be effective as to any Bank unless, on the applicable Extension Date (a) no Event of Default shall exist and (b) if an executive officer of the Company knows that a Potential Default shall exist or would result upon giving effect to such extension, the Company shall provide written notice thereof to the Administrative Agent and such Bank prior to such Bank agreeing to (or declining) the Extension Request.
               2.19. Pro Rata Treatment. Except to the extent otherwise expressly provided in this Agreement:
          2.19.1. Borrowings, Fees, Etc. Each Syndicated Loan hereunder shall be made from the Banks, each payment of fees shall be made for account of the Banks, and each termination or reduction of the amount of the Commitments shall, except as set forth in Sections 2.4.2, 2.4.4, 2.12, 2.17, 2.18, 2.20 and 2.21, be applied to such Commitments of the Banks, Pro Rata according to the amounts of their unused Commitments. The making, conversion and continuation of Loans (other than Bid Absolute Rate Loans) of any type shall be Pro Rata among the Banks according to the amounts of their Commitments.
          2.19.2. Payment of Principal and Interest. Except as provided in Sections 2.4.2, 2.4.4, 2.12, 2.13, 2.14, 2.17, 2.18, 2.20, 2.21 and 2.22, each payment and prepayment by the Company of principal of or interest on the Loans shall be made to the Administrative Agent for account of the Banks holding Loans of such type Pro Rata in accordance with the respective unpaid principal amounts thereof.
          2.19.3. Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
               2.20. Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Bank or the Company prior to the date (or with respect to Alternate Base Rate Loans by a Bank, prior to the time) on which it is scheduled to make payment to the Administrative Agent of (in the case of a Bank) the proceeds of a Loan to be made by it hereunder or (in the case of the Company) a payment to the Administrative Agent for account of one or more of the Banks hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt by the Administrative Agent, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Bank or the Company (as the case may be) has not in fact made the Required Payment to the Administrative Agent by the close of business on the date due, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on and including the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate less 0.50% per annum for each such day. If any Bank shall fail to make any payment required to be made by it as and when required under this Agreement or otherwise be a Defaulting Lender, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent or the Company to satisfy such Bank’s obligations (including unfunded Loans) to such Person hereunder until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank hereunder in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
               2.21. Illegality. If at any time it is unlawful for a Bank to fund or allow to remain outstanding all or any of the Loans made or to be made by it hereunder, then such Bank shall, promptly after becoming aware of the same, deliver to the Company and the Administrative Agent a certificate to that effect. Thereafter such Bank shall not be obligated to make Loans hereunder and the amount of its Commitment shall be reduced to zero and, if unlawful for such Loans to remain outstanding, all Loans made by such Bank shall be immediately repaid in full together with interest accrued thereon and all other amounts payable hereunder with respect thereto including funding losses under Section 2.11. For purpose of such Bank’s LC Exposure, such Bank shall be treated as a Defaulting Lender, and its LC Exposure shall be addressed pursuant to Section 2.24.
               2.22. Bid Option.
          2.22.1. Bid Option; Repayment and Effect of Bid Absolute Rate Loans. (a) In addition to Syndicated Loans pursuant to Section 2.1, but subject to the terms and conditions set forth in this Agreement (including, without limitation, the limitation set forth in Section 2.1 as to the maximum aggregate principal amount of all outstanding Loans hereunder), the Company may, as set forth in this Section 2.22.1, request the Banks, prior to the Termination Date, to make offers to make Bid Absolute Rate Loans to the Company. Each Bank may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.22. Bid Absolute Rate Loans shall be evidenced by the Bid Notes at the request of such Bank providing such Bid Absolute Rate Loans. Each Bid Absolute Rate Loan shall be repaid in full by the Company on the last day of the Bid Interest Period applicable thereto.
     (b) Any Bank may offer to make Bid Absolute Rate Loans in excess of its Commitment but such Loans will not relieve the Bank of its obligation to fund its Pro Rata share of Syndicated Loans.

          2.22.2. Bid Quote Request. When the Company wishes to request offers to make Bid Absolute Rate Loans under Section 2.22, the Company shall transmit to the Administrative Agent by telex or telecopy a Bid Quote Request so as to be received no later than 10:00 a.m., New York City time, at least one Business Day prior to the borrowing date proposed therein, specifying:
(i)	the proposed borrowing date for the proposed Bid Absolute Rate Loans;
(ii)	the aggregate principal amount of such Bid Absolute Rate Loans; and
(iii)	the Bid Interest Period applicable thereto (which must end on or prior to the Termination Date).
The Company may request offers to make Bid Absolute Rate Loans for more than one Bid Interest Period. No Bid Quote Request shall be given within five Business Days (or upon reasonable prior notice to the Banks, such lesser number of days as the Company and the Administrative Agent may agree) of any other Bid Quote Request. Each Bid Quote Request shall be in a minimum amount of $5,000,000 or a larger multiple of $1,000,000; provided that upon giving effect to such Bid Absolute Rate Loans, the then aggregate outstanding principal amount of all Loans shall not exceed the aggregate amount of the Commitments then in effect. A Bid Quote Request that does not conform substantially to the format of Exhibit G hereto shall be rejected, and the Administrative Agent shall promptly notify the Company of such rejection by telex or telecopy.
          2.22.3. Invitation for Bid Quotes. Promptly upon receipt of a Bid Quote Request that is not rejected pursuant to Section 2.22.2, the Administrative Agent shall send to each of the Banks by telex or telecopy, an Invitation for Bid Quotes which shall constitute an invitation by the Company to each Bank to submit Bid Quotes offering to make the Bid Absolute Rate Loans to which such Bid Quote Request relates in accordance with Section 2.22.
          2.22.4. Submission and Contents of Bid Quotes.
(i)	Each Bank may, in its sole discretion, submit a Bid Quote containing an offer or offers to make Bid Absolute Rate Loans in response to any Invitation for Bid Quotes. Each Bid Quote must comply with the requirements of this Section 2.22.4 and must be submitted to the Administrative Agent by telex or telecopy at its offices specified in or pursuant to Article 13 not later than 9:45 a.m., New York City time, in the case of JPMCB and 10:00 a.m., New York City time, in the case of each other Bank, on the proposed Borrowing Date (or, in any such case upon reasonable prior notice to the Banks, such later time as the Company and the Administrative Agent may agree, provided that JPMCB shall always be required to submit its Bid Quotes not less than fifteen minutes prior to the other Banks). No Bank may submit a Bid Quote for a Bid Absolute Rate Loan which has a Bid Interest Period later than such Bank’s Termination Date. Subject to Articles 7 and 9, any Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Company.
(ii)	Each Bid Quote shall in any case specify:
(a)	the proposed borrowing date, which shall be the same as that set forth in the applicable Invitation for Bid Quotes;
(b)	the principal amount of the Bid Absolute Rate Loan for which each such offer is being made, (1) which principal amount may be greater than, less than or equal to the Commitment of the quoting Bank, but in no case greater than the Commitments, (2) which principal amount must be at least $5,000,000 and an integral multiple of $1,000,000 in excess thereof, and (3) which principal amount may not exceed the principal amount of Bid Absolute Rate Loans for which offers were requested;
(c)	the minimum or maximum amount, if any, of the Bid Absolute Rate Loan which may be accepted by the Company and/or the limit, if any, as to the aggregate principal amount of the Bid Absolute Rate Loans from such Bank which may be accepted by the Company;
(d)	the Bid Absolute Rate offered for each such Bid Absolute Rate Loan;
(e)	the applicable Bid Interest Period; and
(f)	the identity of the quoting Bank.
(iii)	The Administrative Agent shall reject any Bid Quote that:
(a)	is not substantially in the form of Exhibit F hereto or does not specify all of the information required by Section 2.22.4(ii);
(b)	contains qualifying, conditional or similar language, other than any such language contained in Exhibit F hereto;
(c)	proposes terms other than or in addition to those set forth in the applicable Invitation for Bid Quotes; or
(d)	arrives after the time set forth in Section 2.22.4(i).

If any Bid Quote shall be rejected pursuant to this Section 2.22.4(iii), then the Administrative Agent shall notify the relevant Bank of such rejection as soon as practicable.
          2.22.5. Notice to the Company. The Administrative Agent shall promptly notify the Company of the terms (i) of any Bid Quote submitted by a Bank that is in accordance with Section 2.22.4 and (ii) of any Bid Quote that is in accordance with Section 2.22.4 and amends, modifies or is otherwise inconsistent with a previous Bid Quote submitted by such Bank with respect to the same Bid Quote Request. Any such subsequent Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Bid Quote. The Administrative Agent’s notice to the Company shall specify the aggregate principal amount of Bid Absolute Rate Loans for which offers have been received for each Bid Interest Period specified in the related Bid Quote Request and the respective principal amounts and Bid Absolute Rates so offered.
          2.22.6. Acceptance and Notice by the Company. Subject to the receipt of the notice from the Administrative Agent referred to in Section 2.22.5, not later than 11:00 a.m. (New York City time) on the proposed date of borrowing (or, in any such case upon reasonable prior notice to the Banks, such later time as the Company and the Administrative Agent may agree), the Company shall notify the Administrative Agent of the Company’s acceptance or rejection of the offers so notified to it pursuant to Section 2.22.5; provided, however, that the failure by the Company to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a “Competitive Bid Borrowing Notice”) shall specify the aggregate principal amount of offers for each Bid Interest Period that are accepted. The Company may accept or reject any Bid Quote in whole or in part (subject to the terms of Section 2.22.4(ii)(c)); provided that:
(a)	the aggregate principal amount of all Bid Absolute Rate Loans may not exceed the applicable amount set forth in the related Bid Quote Request;
(b)	acceptance of offers may only be made on the basis of ascending Bid Absolute Rates; and
(c)	the Company may not accept any offer of the type described in Section 2.22.4(iii) or that otherwise fails to comply with the requirements of this Agreement for the purpose of obtaining a Bid Absolute Rate Loan under this Agreement.
          2.22.7. Allocation by the Administrative Agent. If offers are made by two or more Banks with the same Bid Absolute Rates for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Bid Interest Period, the principal amount of Bid Absolute Rate Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Bank shall be allocated a portion of any Bid Absolute Rate Loan which is less than the minimum amount which such Bank has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Bid Absolute Rate Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event by noon (New York City time), notify each Bank of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Bid Absolute Rate Loan allocated to each participating Bank.
               2.23. Increase of Commitments.
     (a) In addition to increases in the Commitment pursuant to Section 2.4, the Company may from time to time, on the terms set forth below, request that the Commitments hereunder be increased to an amount which does not exceed $2,000,000,000; provided, however, that an increase in the Commitments hereunder may only be made at a time when (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Company’s senior long-term indebtedness (without giving effect to any third-party credit enhancement) is rated at least BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch.
     (b) In the event of such a requested increase in the Commitments, (i) each of the Banks shall be given the opportunity to participate in the increased Commitments (x) initially ratably in the proportion that its Commitment bears to the Commitments and (y) to the extent that the requested increase of Commitments is not fulfilled pursuant to the preceding clause (x) and subject to clause (d) below, in such additional amounts as a Bank desires, (ii) if an executive officer of the Company knows that a Potential Default then exists or would result upon giving effect to such increase in the Commitments, then the Company shall provide written notice thereof to the Administrative Agent and such Bank prior to such Bank agreeing to (or declining) such requested increase in the Commitments, and (iii) to the extent that the Banks do not elect so to participate in such increased Commitments after being afforded an opportunity to do so, then the Company shall consult with the Administrative Agent as to the number, identity and requested Commitments of additional financial institutions which the Company may, upon the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, invite to participate in the Commitments.
     (c) No Bank shall have any obligation to increase its Commitment pursuant to a request by the Company hereunder. No Bank shall be deemed to have approved an increase in its Commitment unless such approval is in writing. Failure on the part of a Bank to respond to a request by the Company hereunder shall be deemed a rejection of such request.
     (d) In no event shall any Bank’s Commitment, as a direct result of an increase in its Commitment hereunder pursuant to this Section 2.23, exceed 20% of the Commitments under this Agreement.
     (e) If the Company and one or more of the Banks (or other financial institutions) agree upon such an increase in the Commitments hereunder (i) the Company, the Administrative Agent and each Bank or other financial institution increasing its

Commitment or extending a new Commitment shall enter into a consent in substantially the form of Exhibit K hereto and (ii) the Company shall furnish new Notes to each financial institution that is extending a new Commitment and to each Bank which is increasing its Commitment to the extent requested by any such financial institution or Bank.
               2.24. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Lender, then the following provisions shall apply for so long as such Bank is a Defaulting Lender:
(a)	Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Sections 2.4.1 and 2.5;
(b)	The Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Banks have taken or make take any action hereunder, including any consent to any amendment, waiver or other modification pursuant to Section 8.2; provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby; and
(c)	If any LC Exposure exists at the time a Bank becomes a Defaulting Lender then:
     (i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata shares but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (B) such reallocation does not cause any non-Defaulting Lender’s Pro Rata share of the outstanding Syndicated Loans under Section 2.1.1 and outstanding LC Exposures to exceed such Bank’s Commitment and (C) no Event of Default or Potential Default has occurred and is continuing;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within three Business Days following notice by the Administrative Agent (A) cash collateralize, for the benefit of the Issuing Banks, the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above and less the face amount of letters of credit provided pursuant to clause (B) below) in accordance with the procedures set forth in Section 2.25(j) for so long as such LC Exposure is outstanding, and/or (B) cause the issuance of one or more back-to-back letters of credit in favor of the Administrative Agent on behalf of the Issuing Banks, which back-to-back letter(s) of credit shall be available to be drawn to cover such LC Exposure, shall be in form and substance and in an aggregate face amount reasonably acceptable to the Administrative Agent and the Issuing Banks (it being agreed that an aggregate face amount equal to 103% of the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above and less the amount of any cash collateral provided pursuant to clause (A) above) shall be acceptable to the Administrative Agent and the Issuing Banks), and shall be issued by a bank (or banks) reasonably acceptable to the Administrative Agent and the Issuing Banks;
     (iii) if the Company cash collateralizes or causes the issuance of back-to-back letter(s) of credit in respect of any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.4.1(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized or supported by back-to-back letter(s) of credit;
     (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Banks pursuant to Sections 2.4.1(a) and 2.4.1(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata shares; and
     (v) if all or any portion of such Defaulting Lender’s LC Exposure is not reallocated, cash collateralized or supported by back-to-back letter(s) of credit pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Bank hereunder, all letter of credit fees payable under Section 2.4.1(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is reallocated and/or cash collateralized or supported by back-to back letter(s) of credit.
(d)	so long as such Bank is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral or back-to-back letter(s) of credit will be provided by the Company in accordance with this Section 2.24(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).
     If each of the Administrative Agent, the Company and the Issuing Banks agrees that a Defaulting Lender has adequately remedied all matters that caused such Bank to be a Defaulting Lender, then the LC Exposure of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Bid Absolute Rate Loans) as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata share.

               2.25. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time from the date hereof to the Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (prior to 11:00 a.m., New York City time, at least one Business Day prior to the requested date of issuance, amendment, renewal or extension (or such later time as is acceptable to the Administrative Agent and applicable Issuing Bank (if any)) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), immediately after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000 and (ii) the Aggregate Revolving Exposures shall not exceed the amount of the then applicable Commitments of all of the Banks.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Termination Date.
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Banks, such Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Bank’s Pro Rata share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Bank’s Pro Rata share of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each

Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Potential Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, New York City time, on the Business Day immediately following the day that the Company receives notice of such LC Disbursement; provided that if such LC Disbursement is not reimbursed by noon New York City time on such date, and, so long as the conditions to borrowing in Section 9.2 are satisfied as of the time at which such LC Disbursement is to be paid, the Company shall be automatically deemed to have requested an Alternate Base Rate Borrowing in an amount equivalent to such LC Disbursement, and the Lenders shall extend Alternate Base Rate Loans on such date to pay such outstanding LC Disbursement. At such time, the Company’s obligation to make such payment in respect of the LC Disbursement shall be discharged and replaced by the resulting Alternate Base Rate Borrowing. If the Company fails to make such payment when due and no Alternate Base Rate Borrowing may be completed as described above, the Administrative Agent shall notify each Bank of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Bank’s Pro Rata share thereof. Promptly following receipt of such notice, each Bank shall pay to the Administrative Agent its Pro Rata share of the payment then due from the Company, in the same manner as provided in Section 2.2.2 with respect to Loans made by such Bank (and Section 2.2.2 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Banks. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Banks and such Issuing Bank as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Alternate Base Rate Syndicated Loans as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Banks nor the applicable Issuing Bank, nor any of their Affiliates (nor any directors, officers, employees, agents and advisors of such Affiliates), shall have any liability or responsibility to the Company or any affiliate thereof by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s (x) failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (y) gross negligence or willful misconduct. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Banks with respect to any such LC Disbursement in accordance with the terms hereof.
     (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to Alternate Base Rate Loans. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Bank to the extent of such payment.

     (i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Banks of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.4.1(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Required Banks (or, if the maturity of the Loans has been accelerated, Banks with LC Exposure representing greater than 50% of the aggregate LC Exposure), or the Administrative Agent on behalf of such Banks, demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in Sections 7.1.7, 7.1.8, 7.1.9, 7.1.10, or 7.1.11. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Company shall grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Banks with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all such Events of Default have been cured or waived.
3. PREPAYMENT.
               3.1. Generally. Upon receipt by the Administrative Agent of a Prepayment Notice not less than the Minimum Notice Period prior to the Effective Date thereof, the

Company may from time to time pay, without penalty, all, or, in a minimum aggregate amount of $25,000,000, any part of the principal of, the Loans prior to their stated maturities by paying, in addition to the principal amount of such payment, all interest accrued on the payment to the date thereof. Except as provided in Section 2.11 and Section 7.2, Fixed Rate Loans may be paid only on the last day of the applicable Interest Period.
4. REPRESENTATIONS AND WARRANTIES.
          The Company represents and warrants to the Banks, the Issuing Banks and the Administrative Agent that:
               4.1. Corporate Existence and Standing. Each of the Company and the Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which the failure to obtain the necessary authority could reasonably be expected to materially adversely affect the consolidated condition or operations of the Company or the ability of the Company to perform the Obligations.
               4.2. Authorization and Validity. The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by proper corporate proceedings and the Loan Documents, when executed and delivered, will constitute valid, legal, binding and enforceable obligations of the Company.
               4.3. Compliance with Laws and Contracts. Neither the execution and delivery by the Company of the Loan Documents, the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any Material Subsidiary or articles or certificates of incorporation or by-laws or the provisions of any indenture, instrument or agreement in a principal amount of at least $35,000,000, or where aggregate payments due thereunder or amounts received thereunder equal at least $35,000,000, to which the Company or any Material Subsidiary is a party, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement, and, immediately after giving effect to the execution and delivery of this Agreement and each of the Loan Documents, there will not exist any default (or event which, with notice or lapse of time, would be a default) under any such indenture, instrument or agreement as a result of such execution and delivery.
               4.4. Financial Statements.
          4.4.1. Audited. The May 29, 2011 consolidated financial statements of the Company heretofore delivered to each Bank were prepared in accordance with Generally Accepted Accounting Principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
          4.4.2. No Material Adverse Change. No material adverse change in the consolidated financial position or results of operations of the Company and its Subsidiaries as shown on said May 29, 2011 financial statements has occurred from the date thereof to and including the date of this Agreement.
               4.5. Taxes. The Company and the Material Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any Material Subsidiary, except (a) such taxes, if any, as are being contested in good faith and as to which reserves have been provided in accordance with Generally Accepted Accounting Principles, or (b) to the extent that the failure to do so could not reasonably be expected to materially adversely affect the consolidated condition or operations of the Company or the ability of the Company to perform the Obligations.
               4.6. Litigation. As of the date of this Agreement, there is no litigation or proceeding pending or, to the knowledge of any of their executive officers, threatened, against the Company or any Material Subsidiary which could reasonably be expected to materially adversely affect the consolidated financial position or results of operations of the Company and its Subsidiaries or the ability of the Company to perform the Obligations.
               4.7. Employee Retirement Income Security Act of 1974. As of the date hereof, neither the Company nor any Material Subsidiary has failed to satisfy the minimum funding standard within the meaning of Section 302 of the Employee Retirement Income Security Act of 1974, as amended, or has incurred any material liability (which has become due but which has not been paid) to the Pension Benefit Guaranty Corporation established under such Act (or any successor thereto under such Act) in connection with any employee benefit plan established or maintained by the Company or any Material Subsidiary.
               4.8. Defaults. No Event of Default or Potential Default has occurred and is continuing.
               4.9. Accuracy of Information. As of the date of this Agreement, no written information, exhibit or report furnished by the Company or any Material Subsidiary to the Administrative Agent or to the Banks in connection with the negotiation of the Loan Documents, taken as a whole, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.
               4.10. Regulation U. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U of the Board). The Company shall not use the proceeds of any Loan in a manner that would result in any violation of the provisions of Regulation U.
               4.11. Legal Authority. No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Company is required to be obtained by the Company in connection with the execution and delivery of the Loan Documents, the borrowing under the Agreement or in connection with the performance by the Company of its obligations under the Loan Documents.

               4.12. Investment Company Status. The Company is not an “investment company” as defined in, or subject to regulation as such under, the Investment Company Act of 1940.
5. AFFIRMATIVE COVENANTS.
               5.1. Financial Statements, Reports, Returns and Other Financial Data. The Company covenants that, so long as any Issuing Bank or any Bank shall have any Commitment, Letters of Credit or Loan outstanding, or any unreimbursed LC Disbursements, the Company will deliver to the Administrative Agent (who will make such documents available to each Bank) the following:
          5.1.1. Quarterly Financial Statements. Within 60 days after the end of each of the first three quarterly accounting periods of the Company’s fiscal year, (i) quarterly consolidated statements of earnings and cash flow of the Company and its Subsidiaries, and (ii) quarterly consolidated balance sheets of the Company and its Subsidiaries, setting forth in each case in comparative form consolidated figures for the corresponding period in the preceding fiscal year, all in accordance with Generally Accepted Accounting Principles (except that footnote disclosures required by Generally Accepted Accounting Principles may be omitted and that the statement of stockholders’ equity will be omitted and subject to audit and changes resulting from year-end adjustment) all in the form submitted by the Company to its shareholders.
          5.1.2. Annual Financial Statements. Within 90 days after the end of the Company’s fiscal year (i) annual consolidated statements of earnings, stockholders’ equity and cash flow of the Company and its Subsidiaries for such year, and (ii) annual consolidated balance sheets of the Company and its Subsidiaries, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in accordance with Generally Accepted Accounting Principles and certified by independent certified public accountants of recognized national standing selected by the Company and all in a form submitted by the Company to its shareholders.
          5.1.3. Stockholder and Governmental Reports. Promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders and of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission.
     Notwithstanding the foregoing or anything to the contrary set forth herein, the Company shall be deemed to have delivered the items described in Sections 5.1.1, 5.1.2 and 5.1.3 to the Administrative Agent and the Banks if the applicable item has been filed with the Securities and Exchange Commission or other applicable governmental authority and is freely and readily available without charge to the Administrative Agent and the Banks on the website of the Securities and Exchange Commission or such other applicable governmental authority, or such item has been made freely and readily available without charge to the Administrative Agent and the Banks on the Company’s website www.conagrafoods.com, and the delivery date therefor shall be deemed to be the first day on which the applicable item is available to the

Administrative Agent and the Banks on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent (who shall use reasonable efforts to notify the Banks) of each posting to such sites upon the occurrence thereof.
               5.2. Officer’s Certificate. Together with each delivery of financial statements required by Section 5.1.1 and 5.1.2 above, the Company will deliver to the Administrative Agent for distribution to each of the Banks an Officer’s Certificate setting forth the calculations necessary to determine compliance with Sections 6.1 and 6.3 of this Agreement and stating that there exists no Event of Default or Potential Default or, if any such Event of Default or Potential Default exists, specifying the nature thereof, the period of existence thereof and what action the Company has taken or proposes to take with respect thereto. The Company also covenants that forthwith upon any Authorized Officer obtaining knowledge of an Event of Default or Potential Default under this Agreement, it will deliver to any Bank that has any Loan or any Commitment outstanding an Officer’s Certificate specifying the nature thereof, the period of existence thereof, and what action the Company has taken or proposes to take with respect thereto. Where the financial statements required by Section 5.1.1 or 5.1.2 above are necessary to determine whether all covenants herein have been complied with, or whether an Event of Default has occurred, the most recent financial statements referred to in Section 5.1.1 and 5.1.2 above, shall be used to make such determination.
               5.3. Sale and Lease-Back. If a “Sale and Lease-Back Transaction” (as defined in Section 3.7 of the Indenture) occurs that (i) results in net proceeds to the Company or a Subsidiary in excess of $50,000,000, and (ii) requires the retirement by the Company of debt pursuant to Section 3.7(c) of the Indenture, then the Company shall, within 90 days following the effective date of such Sale and Lease-Back Transaction, offer to the Banks to use the net proceeds of such Sale and Lease-Back Transaction to prepay, without premium, an amount of the principal amount of the Loans of the Banks (on a Pro Rata basis). Such amount shall be based on a fraction, the numerator of which would be the principal amount of Loans then outstanding and the denominator of which would be the principal amount outstanding of all funded debt for which the Company is required by the terms thereof to make similar offers. Such offer would be terminated if not accepted in writing within 5 Business Days following the date of such offer. For purposes of this Section, the applicable provisions of the Indenture shall be deemed incorporated herein mutatis mutandis without the effect of any amendment, waiver or termination of the Indenture.
6. NEGATIVE COVENANTS.
          The Company covenants, so long as any Bank or any Issuing Bank shall have any Commitment, Letters of Credit or Loan outstanding, or any unreimbursed LC Disbursements, as follows:
               6.1. Funded Debt. The Company will not permit Consolidated Funded Debt to exceed 65% of Consolidated Capital Base.
               6.2. Consolidation, Merger, Sale or Conveyance. The Company will not merge or consolidate with any other corporation or sell or convey (including by way of lease) all or substantially all of its assets to any Person, unless (i) either the Company shall be the continuing corporation or the successor corporation, or the continuing or successor corporation, or the Person which acquires by sale or conveyance substantially all the assets of the Company (if other than the Company) shall be a corporation or entity organized under the laws of the United States of America or any State thereof and shall expressly assume the due and punctual payment of the principal of and interest on the Loans and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed or observed by the Company, by written instrument executed and delivered to the Banks by such corporation or entity, and (ii) immediately after such merger or consolidation, or such sale or conveyance, no Potential Default or Event of Default shall exist and be continuing. In case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named herein. In the event of any such sale or conveyance (other than a conveyance by way of lease) the Company or any successor corporation which shall theretofore have become such in the manner described in this Section shall be discharged from all obligations and covenants under this Agreement and the Notes and may be liquidated and dissolved. If a successor corporation has been substituted for the Company or another corporation and has assumed payment of the Loans and performance and observance of the covenants of this Agreement in accordance with this Section 6.2, the Company or other corporation previously obligated under the Agreement and the Notes shall be discharged from all obligations and covenants under this Agreement and the Notes and may be liquidated and dissolved.
               6.3. Fixed Charge Coverage. The Company and its Subsidiaries will maintain, on a consolidated basis, a ratio of (i) Profit Before Taxes and Extraordinary Items plus Fixed Charges plus amortization of intangible assets minus equity in earnings of Affiliates to (ii) Fixed Charges greater than 1.75 to 1.0 on a four-quarter rolling basis calculated at each quarter end.
               6.4. Liens. The Company will perform, comply with and observe for the benefit of the Banks its agreements in Section 3.6 of the Indenture. For purposes hereof, the provisions of said Section 3.6 of the Indenture, together with related definitions and ancillary provisions, are hereby incorporated herein by reference, mutatis mutandis, and shall be deemed to continue in effect for the benefit of the Banks (as if they held Securities under the Indenture) as in effect on the date hereof, whether or not said provisions otherwise remain in effect or are modified or terminated; provided that for purposes of this incorporation by reference, each reference in said Section to “Securities” shall be deemed to include the Notes issued hereunder, and if the Company is required by said Section 3.6 to equally and ratably secure the Securities, the Company shall cause the Notes and the Obligations to be secured by Liens equally and ratably with the Securities (without implying in any way that the Notes are securities for purposes of state or federal securities laws) and any and all other obligations and indebtedness secured by such Liens.
7. EVENTS OF DEFAULT AND REMEDIES.
               7.1. Events of Default. For purposes of this Agreement, each of the following events shall be Events of Default:

          7.1.1. Failure to Pay Principal of Notes. The Company defaults in the payment of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when the same shall become due, either by the terms thereof or otherwise as herein provided.
          7.1.2. Failure to Pay Interest on Notes or Fees. The Company defaults in the payment of any interest on any Loan or any fees hereunder for more than 10 Business Days after the date due.
          7.1.3. Default Under Other Obligations. The Company or any Subsidiary defaults under any agreement or indenture pursuant to which the Company or any Subsidiary has borrowed more than $35,000,000 in principal amount (or has sold notes the aggregate principal amount of which exceeds $35,000,000) and such default has not been cured within any period of grace provided with respect thereto, provided, however, the Company may exclude from the operation of this Section 7.1.3 one or more Subsidiaries so long as the Company’s equity investment in such excluded Subsidiaries is less than 20% of the Company’s consolidated assets.
          7.1.4. Breach of Representation. Any representation or warranty made by the Company herein or in any writing furnished pursuant to this Agreement shall be false in any material respect on the date as of which it was made.
          7.1.5. Failure to Perform Negative Covenants. The Company defaults in the performance or observance of any agreement contained in Section 6 and such default shall not have been remedied within 30 days after an Authorized Officer obtained knowledge of such default.
          7.1.6. Failure to Perform Other Terms and Conditions. The Company defaults in the performance or observance of any other agreement, covenant, term or condition contained herein and such default shall not have been remedied within 30 days after written notice thereof shall have been received by the Company from any of the Banks.
          7.1.7. Assignment For Benefit of Creditors and Insolvency. The Company or any Material Subsidiary makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or is unable generally to pay its debts or is adjudicated bankrupt or insolvent.
          7.1.8. Order for Relief. Any order for relief, judgment or decree is entered in any proceeding described in Section 7.1.9 in respect of the Company or any Material Subsidiary.
          7.1.9. Voluntary Receiver or Bankruptcy. The Company or any Material Subsidiary petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator of the Company or any Material Subsidiary, or of any substantial part of the assets of the Company or any Material Subsidiary, or commences any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Material Subsidiary) relating to the Company or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or law of any jurisdiction, whether now or hereafter in effect.

          7.1.10. Involuntary Receiver or Bankruptcy. Any petition or application described in Section 7.1.9 is filed, or any proceedings described in Section 7.1.9 are commenced, against the Company or any Material Subsidiary, and the Company or any Material Subsidiary by any act indicates its approval thereof, consent thereto, or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree remains in effect and unstayed for more than 60 consecutive days.
          7.1.11. Involuntary Order for Relief. Any order for relief, judgment or decree is entered in any proceedings against the Company or any Material Subsidiary decreeing the dissolution, winding-up or liquidation of the Company or any Material Subsidiary and such order, judgment or decree is unstayed and in effect for more than 60 consecutive days.
          7.1.12. Unsatisfied Judgment. A final judgment or judgments for the payment of money aggregating in excess of $35,000,000 (excluding amounts covered by insurance to the extent the relevant insurer has not denied coverage thereof) is or are outstanding against the Company or any Material Subsidiary and any one of such judgments has been outstanding for more than 30 days from the date of its entry and has not been discharged in full or stayed.
               7.2. Rights and Duties After Default.
          7.2.1. Acceleration. If any Event of Default occurs and is continuing, then, if the Required Banks so elect (which election shall be held in a manner determined by the Administrative Agent and communicated by the Administrative Agent to the Banks), the Banks’ Commitments to make Loans under this Agreement shall terminate and no further Letters of Credit shall be issued hereunder, and, upon the election of the Required Banks, the Loans and all interest, fees and other amounts payable under this Agreement or the Notes shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided, however, that upon the occurrence of an Event of Default under Section 7.1.7, 7.1.8, 7.1.9, 7.1.10 or 7.1.11, the Commitments shall automatically terminate and the Loans and all interest, fees and other amounts payable under the Agreement or the Notes shall become immediately due and payable without declaration or notice to the Company.
          7.2.2. Interest Rate After Acceleration. After any acceleration of any Loan or Loans pursuant to Section 7.2.1, the Company agrees to pay, without duplication and notwithstanding anything in any Loan Document to the contrary, interest on such accelerated Loan or Loans and all unreimbursed LC Exposure at a per annum rate, in each case, equal to the Alternate Base Rate (calculated with an Applicable Margin at Pricing Level V) plus one percent (1%), changing when and as the Alternate Base Rate changes.
8. WAIVERS, AMENDMENTS AND REMEDIES.
               8.1. Waivers and Remedies. No delay or omission of the Administrative Agent, any Issuing Bank, the Required Banks, or any Bank to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Required Banks or, if required under Section 8.2, all of the Banks, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Banks until the Obligations have been paid in full.
               8.2. Amendments. With the consent in writing of Required Banks, the Administrative Agent and the Company may, subject to the provisions of this Section 8, from time to time enter into agreements supplemental hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Banks or the Company hereunder or waive any Event of Default hereunder; provided, however, that no such supplemental agreement shall (i) extend the Termination Date or the final scheduled maturity of any Loan or reduce the principal amount of any Loan or LC Disbursement, or reduce any fees or reduce the rate or extend the scheduled time of payment of interest thereon, without the consent of all Banks (except for extensions in accordance with Section 2.18 and except that any of the foregoing with respect to a Bid Note shall only require the consent of the holder of such Note); provided, that (subject to the foregoing parenthetical) none of the foregoing may be amended or modified with respect to a Defaulting Lender without the consent of such Defaulting Lender, (ii) change the standard of “greater than 50%” specified in the definition of Required Banks without the consent of all Banks other than Defaulting Lenders, (iii) increase the amount or extend the term of the Commitment of any Bank without the consent of that Bank (including a Defaulting Lender), (iv) change or amend this Section 8.2 without the consent of all Banks (including a Defaulting Lender) or (v) amend Section 2.24 without the consent of the Administrative Agent, the Company and the Required Banks. No agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks without the prior written consent of the Administrative Agent or JPMCB, in its capacity as the Issuing Bank, as the case may be (it being understood that any change to Section 2.24 shall require the consent of the Administrative Agent and JPMCB, in its capacity as the Issuing Bank). Notwithstanding anything to the contrary in this Section, if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Banks within five (5) Business Days following receipt of notice thereof.
9. CONDITIONS PRECEDENT TO CLOSING.
               9.1. The closing shall be deemed to be held at the office of the Administrative Agent in Chicago, Illinois, and on the date of execution of this Agreement, the Company shall deliver to the Administrative Agent for the benefit of the Issuing Banks and the Banks:
(i)	an executed copy of this Agreement;

(ii)	a certificate signed by any Authorized Officer or Secretary or Assistant Secretary of the Company stating that as of such closing date no Event of Default or Potential Default shall exist and that the representations and warranties contained in Article 4 are true and correct on such closing date;
(iii)	copies of the Certificate of Incorporation of the Company, together with all amendments, certified by any Authorized Officer or the Secretary or Assistant Secretary of the Company, and a certificate of good standing, certified on or within ten days prior to the date hereof by the Secretary of State of Delaware;
(iv)	copies, certified by any Authorized Officer or the Secretary or Assistant Secretary of the Company, of its By-Laws and its Board of Directors’ Resolutions, authorizing the execution, delivery and performance of the Loan Documents;
(v)	an incumbency certificate, executed by any Authorized Officer or the Secretary or Assistant Secretary of the Company, which shall identify by name and title and bear the signature of the officers of the Company authorized to sign the Loan Documents and to sign any other documents, letters of credit, reports and notices in connection with this Agreement and to make borrowings hereunder (on which the Issuing Banks and the Banks shall be entitled to rely until informed of any change in writing by the Company);
(vi)	a written opinion of the Company’s counsel, Jones Day, addressed to the Administrative Agent, each Issuing Bank and the Banks, in the form of Exhibit D;
(vii)	Syndicated Notes for those Banks that have requested Syndicated Notes at least two Business Days prior to the date hereof;
(viii)	satisfactory evidence that those fees invoiced by and due to the Administrative Agent and the Banks on the date the Company executes this Agreement have been paid in full or shall be paid substantially concurrently with closing; and
(ix)	satisfactory evidence that the Prior Agreement shall have been terminated and cancelled and any and all accrued and unpaid principal, interest, fees and expenses due and payable under the terms of the Prior Agreement or any other agreement, document or instrument executed in connection therewith have been paid in full or shall be paid substantially concurrently with closing.
          9.2. The Banks shall not be required to make Loans and the Issuing Banks shall not be required to issue, amend, renew or extend Letters of Credit under this Agreement unless on each Loan Closing Date (i) no Event of Default or Potential Default shall exist and (ii) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4.1, 4.5, 4.8, 4.9, 4.10 and

4.11 shall be true and correct in all material respects as of such Loan Closing Date (except with respect to those representations and warranties made as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date). On each Loan Closing Date with respect to a Bid Absolute Rate Loan, the Company shall deliver to the Administrative Agent, for the account of the relevant Bank, a duly executed and completed Bid Note if requested.
          9.3. On the date of (i) each extension pursuant to Section 2.18 hereof or (ii) the date of each increase in Commitments pursuant to Section 2.23 hereof, the Company shall deliver to the Administrative Agent for the benefit of the Issuing Banks and the Banks a certificate, signed by an Authorized Officer, stating that as of such date no Event of Default exists and, in the case of each extension pursuant to Section 2.18, that the representations and warranties contained in Section 4 are true and correct in all material respects on such date as if made on such date, except that the financial statements referred to in Section 4.4 shall be deemed to be the audited consolidated financial statements of the Company and its Subsidiaries most recently delivered to the Banks, and except with respect to those representations and warranties made as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date).
10. GENERAL PROVISIONS.
               10.1. Benefit of Agreement. Each Bank will accept its Notes as evidence of Loans made in the ordinary course of its commercial banking business. The terms and provisions of this Agreement and the Notes shall be binding upon and inure to the benefit of the Company, the Administrative Agent, any Issuing Bank and the Banks and their respective successors and assigns (including any Affiliate of a Issuing Bank that issues any Letter of Credit), except (a) the Company may not, except as permitted under Section 6.2, assign its rights or obligations hereunder or under the Notes without the prior consent of all Banks (including Defaulting Lenders) and (b) a Bank may not assign its rights or obligations hereunder or under the Notes or sell or grant any interest or participation herein, in the Commitments or any Loan except as follows:
          10.1.1. Assignments.
     (a) Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit L or in such other form as may be agreed to by the parties thereto and approved by the Administrative Agent. The consent of the Company shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Bank, an Affiliate thereof or an Approved Fund; provided, however, that (i) if an Event of Default has occurred and is continuing, the consent of the Company shall not be required and (ii) the Company shall be deemed to have consented to an assignment if it has not objected thereto in writing within ten days after notice thereof to it as required by Section 13.1 and to ConAgra Foods, Inc., One ConAgra Drive, Omaha, NE 68012, attention: General Counsel (facsimile no. (402) 639-2833). The consent of the Administrative Agent shall be required prior to any assignment becoming effective; provided that no consent of the Administrative Agent shall be required for an assignment from a Bank to an Affiliate, or an Approved Fund, of such Bank. The consent of the Issuing Bank, shall be required prior to any assignment becoming effective; provided that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Bid Absolute Rate Loan. Any required consent shall not be unreasonably withheld, conditioned or delayed. Each such assignment shall be in an amount not less than the lesser of (i) $5,000,000 unless otherwise agreed by the Company and the Administrative Agent or (ii) the remaining amount of the assigning Bank’s Commitment (calculated as at the date of such assignment); provided, that any assignment by a Bank to an Affiliate of such Bank or an Approved Fund thereof may be made in any lesser amount; provided, further, that such Bank shall give prompt notice to the Company following such an assignment to the applicable Affiliate or Approved Fund.
     (b) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each assignment delivered to it and a register for the recordation of the names and addresses of each Bank and each Purchaser, and the Commitment of, or principal amount of, and any interest on, the Loans and LC Disbursements owing to, each Bank or Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Company, the Administrative Agent, the Issuing Banks, the Banks and any Purchasers may treat each Person whose name is recorded on this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.1.1(b).
          10.1.2. [Intentionally Omitted].
          10.1.3. Effect of Assignments. Upon the effectiveness of any assignment pursuant to Section 10.1.1 hereof, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned, shall have the rights and obligations of a Bank under this Agreement, and the assigning Bank shall, to the extent of the interest assigned, be released from its obligations (other than pursuant to Section 2.12) under this Agreement.
          10.1.4. Participations.
     (a) Any Bank may, without the consent of the Company, any Issuing Bank or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Issuing Banks, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 8.2 that affects such Participant. Subject to paragraph (b) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 10.1.1. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12 as though it were a Bank.
     (b) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.12 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.12 as though it were a Bank (it being understood that the documentation required under Section 2.12.1 shall be delivered to the participating Bank).
     (c) Each Bank that sells a participation, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a register for the recordation of the names and addresses of each Participant and the principal amounts of, and stated interest on, each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to the Company, the Administrative Agent or any other Person (including the identity of any Participant or any information relating to a Participant’s interest in the Commitments, Loans, Letters of Credit or other obligations) except to the extent that disclosure is necessary to establish that such Commitments, Loans or other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Bank may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
          10.1.5. General Restrictions. Notwithstanding the foregoing, (i) all assignments permitted hereunder shall be effected pursuant to forms of assignment agreements as may be approved by the Administrative Agent in its reasonable discretion; (ii) any such assignment pursuant to this Section will become effective five Business Days after the Administrative Agent’s receipt of a written notice of such assignment from the assigning Bank and the assignee Bank and a processing and recordation fee of $3,500 from the assigning Bank; (iii) no Bank shall effect any assignment or participation that may require the Company to file a registration statement with the Securities and Exchange Commission or apply to qualify the Loans or Commitments of that Bank or other Obligations owed to that Bank under blue sky law of any state; and (iv) no Bank shall, as between Company and that Bank, be relieved of any of its obligations hereunder as a result of any granting of participations in all or any part of the Loans or participations therein, or Commitments of that Bank or other obligations owed to such Bank.

          10.1.6. Federal Reserve Bank. Notwithstanding anything herein to the contrary, any Bank may at any time without the consent of the Company or the Administrative Agent and without restrictions as to amount or otherwise, pledge and assign as collateral all or any portion of its rights under this Agreement, any Note or any Loan to a Federal Reserve Bank, provided that no such pledge or assignment shall release the transferor Bank from its obligations hereunder.
               10.2. Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive delivery of the Notes, the issuance of any Letters of Credit and the making of the Loans herein contemplated.
               10.3. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Bank shall be obligated to extend credit to the Company in an amount in violation of any limitation or prohibition provided by any applicable statute or regulation.
               10.4. Taxes. Any stamp, court, documentary, intangible, recording, filing or similar excise or property taxes payable or ruled payable by Federal, State, local or foreign authority that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, the Loan Documents shall be paid by the Company, together with interest and penalties, if any.
               10.5. Choice of Law; Jurisdiction. The Loan Documents shall be construed in accordance with and governed by the laws of the State of New York. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any U.S. Federal or New York state court sitting in New York County, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
               10.6. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
               10.7. Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Company and the Banks and supersede all prior agreements and understandings between the Company and the Banks relating to the subject matter hereof.
               10.8. Several Obligations. The respective obligations of the Banks hereunder are several and not joint, and no Bank shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder.

               10.9. Expenses. The Company shall reimburse the Administrative Agent, the Issuing Banks and the Banks for any and all reasonable invoiced costs and out-of-pocket expenses paid or incurred by the Administrative Agent, the Issuing Banks or the Banks in connection with the collection and enforcement (including reasonable and invoiced attorneys fees for the counsel for the Administrative Agent and one additional counsel for all the Issuing Banks and Banks other than the Administrative Agent in light of actual or potential conflicts of interest or the availability of different claims or defenses for the Administrative Agent, any Issuing Bank or any Bank) of the Loan Documents. The obligations of the Company under this Section 10.9 shall survive the termination of this Agreement.
               10.10. [Intentionally Omitted].
               10.11. Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
               10.12. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations and calculations hereunder shall be made on a consolidated basis for the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles.
               10.13. Confidentiality. Each Credit Party agrees to hold any information which it may receive from the Company or its representatives pursuant to this Agreement in confidence, except for disclosure as required (i) to its Affiliates and to other Banks and their respective Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to legal counsel, accountants, and other professional advisors to such Credit Party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iii) to regulatory officials having jurisdiction over such Person to the extent requested thereby, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Bank is a party, (vi) to such Bank’s or such Issuing Bank’s direct or indirect contractual counterparties in swap agreements relating to the Company or its obligations or to legal counsel, accountants and other professional advisors to such counterparties; provided that each counterparty agrees to be bound (with the Company an express third party beneficiary) by the confidentiality provisions of this Section 10.13, (vii) to rating agencies if requested or required by such agencies in connection with a rating relating to the transactions evidenced hereby, (viii) to any Person with the consent of the Company, (ix) to any credit insurance provider relating to the Company and its Obligations under this Agreement, provided that such credit insurance provider agrees to be bound (with the Company an express third party beneficiary) by the confidentiality provisions of this Section 10.13, (x) to self regulatory officials having authority over such Person to the extent requested thereby, and (xi) to the extent such information becomes publicly available other than as a result of a breach of this Section 10.13. The Company authorizes each Bank to disclose to any assignee or participant described in Section 10.1 or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Bank’s possession concerning the creditworthiness of the Company and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound (with the Company an express third party beneficiary) by the confidentiality provisions of this Section 10.13.
               10.14. USA PATRIOT Act. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the Act.
               10.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11. THE AGENTS.
               11.1. Appointment and Powers. JPMCB is hereby appointed Administrative Agent hereunder, and each Issuing Bank and each Bank irrevocably authorizes the Administrative Agent to act as the administrative agent of such Bank and such Issuing Bank. BofA is hereby appointed Syndication Agent. JPMorgan and MLPFS are hereby appointed the Arrangers. The Administrative Agent agrees to act as such upon the express conditions set forth in this Section 11. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
               11.2. Powers. The Administrative Agent shall have and may exercise such powers hereunder as are specifically delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor the Syndication Agent shall have any implied duties to the Banks or the Issuing Banks, or any obligation to the Banks or the Issuing Banks to take any action hereunder except any action specifically provided by this Agreement to be taken by the Administrative Agent.
               11.3. General Immunity. None of the Administrative Agent, the Syndication Agent, the Arrangers, nor any of their respective directors, officers, agents or employees shall be liable to any Issuing Bank, the Banks or any Bank or any Issuing Bank for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct.
               11.4. No Responsibility for Loans, Recitals, Etc. None of the Administrative Agent, the Syndication Agent, or the Arrangers shall be responsible to the Issuing Banks or the Banks for any recitals, reports, statements, warranties or representations herein or any Loans hereunder or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement.
               11.5. Right to Indemnity. The Administrative Agent shall have no liability to the Banks for failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks Pro Rata in accordance with the Commitments against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except in connection with its gross negligence or willful misconduct.
               11.6. Action on Instructions of Banks. The Administrative Agent shall have no liability to the Banks or the Issuing Banks for acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Banks (other than in connection with amendments requiring consent of all Banks or an affected Bank under Section 8.2), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks, all of the Issuing Banks and on all holders of Notes.
               11.7. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks (except as to money or securities received by it or its authorized agents) for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.
               11.8. Reliance on Documents; Counsel. The Administrative Agent shall, absent gross negligence or willful misconduct, be entitled to rely in good faith upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent.
               11.9. May Treat Payee as Owner. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment of transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any person, firm or corporation who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.
               11.10. Administrative Agent’s Reimbursement. Each Bank agrees to reimburse the Administrative Agent in the amount of such Bank’s Pro Rata share of the Commitments for any expenses not reimbursed by the Company for which the Administrative Agent is entitled to reimbursement by the Company under the Loan Documents and for any other expenses incurred by the Administrative Agent on behalf of the Banks in connection with the enforcement of the Loan Documents if such other expenses are not reimbursed by the Company.
               11.11. Rights as a Bank. With respect to its Commitment, Loans made by it and Notes issued to it, each of the Administrative Agent and the Syndication Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Administrative Agent or the Syndication Agent, as the case may be, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include each such party in its individual capacity. The Administrative Agent and the Syndication Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Company as if it were not the Administrative Agent or Syndication Agent.
               11.12. Bank Credit Decision. Each Issuing Bank and each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, or the Arrangers or any other Bank and based on the financial statements referred to in Section 4.4 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Issuing Bank and each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, or the Arrangers or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
               11.13. Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks, the Issuing Banks and the Company. Upon any such resignation, the Company shall have the right to appoint a successor Administrative Agent reasonably satisfactory to the Required Banks. If no such successor Administrative Agent shall have been so appointed by the Company and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent reasonably satisfactory to the Company, which shall be a bank which has an office in the United States of America with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. If at any time any Bank serving as the Administrative Agent becomes a Defaulting Lender, or an Affiliate of a Defaulting Lender is serving as the Administrative Agent, and such Defaulting Lender fails to cure all defaults that caused it to become a Defaulting Lender, and cease being a Defaulting Lender or an Affiliate of a Defaulting Lender, within ten Business Days from the date it become a Defaulting Lender, then the Required Banks may, but shall not be required to, direct the Administrative Agent to resign as such, and upon the direction of the Required Banks, the Administrative Agent shall be required to so resign, in accordance with this Section 11.13.
               11.14. Syndication Agent, Documentation Agents and Co-Documentation Agent. None of the Banks identified in this Agreement as Syndication Agent, as Documentation Agents or as Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of such Banks shall have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgements with respect to the applicable Banks in their capacity as Syndication Agent, Documentation Agent and Co-Documentation Agent as it makes with respect to the Administrative Agent in this Agreement.
12. SETOFF.
               If the Company becomes insolvent, however evidenced, or any Event of Default occurs, the Company agrees to recognize, honor and comply with each Bank’s right of setoff under any applicable law and each Bank with a Loan agrees that any assets available to such Bank for setoff shall be shared with all the Banks with an outstanding Loan so that each such Bank receives for offset a share of such assets equal to the proportion that such Bank’s Loans bear to the sum of all the then outstanding Loans.
13. NOTICES.
               13.1. Giving Notice. Any notice (except Borrowing Notices and Rate Selection Notices) required or permitted to be given under this Agreement may be, and shall be deemed, given when delivered, or three Business Days after being deposited in the United States mail, postage prepaid, or one Business Day after transmission, by overnight delivery service, telegraph, telecopy or telex, in each case to the appropriate office for transmission, charges, prepaid, addressed to the addresses indicated in each Bank’s administrative questionnaire, other than for each of the Company, each Issuing Bank and the Administrative Agent, whose notice information appears on its signature page to this Agreement. The Company and the Banks may each change the address for service of notice upon it by a notice in writing to the others.
14. COUNTERPARTS.
               This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Administrative Agent and the Company on one counterpart and each Bank shall have signed a counterpart and notified the Administrative Agent by telex, telecopy, telephone or electronic transmission (to the extent in compliance with Section 13.1) that it has taken such action.
The remainder of this page is intentionally blank.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONAGRA FOODS, INC., as the Company
By:	/s/ Scott E. Messel
	Name:	Scott E. Messel
	Title:	Senior Vice President, Treasurer and Assistant Corporate Secretary

Address:
One ConAgra Drive
Omaha, Nebraska 68102

Attention:	Scott E. Messel
Telephone No.:	(402) 240-4063
Facsimile No.:	(405) 240-4438
E-mail Address:	scott.messel@conagrafoods.com
Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Bank and as a Bank
By:	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

Address:
383 Madison Avenue
New York, New York 10179

Attention:	Tony Yung
Telephone No.:	(212) 270-0586
Facsimile No.:	(212) 270-6637
E-mail Address:	tony.yung@jpmorgan.com
Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

BANK OF AMERICA, N.A.
By:	/s/ William F. Sweeney
	Name:	William F. Sweeney
	Title:	Managing Director

Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

BNP PARIBAS
By:	/s/ Fik Durmus
	Name:	Fik Durmus
	Title:	Director

By:	/s/ Michael Pearce
	Name:	Michael Pearce
	Title:	Managing Director

Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

THE ROYAL BANK OF SCOTLAND PLC
By	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Director

Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

WELLS FARGO BANK, N.A.
By:	/s/ Terry Dallas
	Name:	Terry Dallas
	Title:	Executive Vice President

Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ Edward D. Herko
	Name:	Edward D. Herko
	Title:	Director

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Vice President

Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

MIZUHO CORPORATE BANK (USA)
By:	/s/ Robert Gallagher
	Name:	Robert Gallagher
	Title:	Senior Vice President

Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Karen Nelsen
	Name:	Karen Nelsen
	Title:	Vice President

Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

BARCLAYS BANK PLC
By:	/s/ Nicole Conjares
	Name:	Nicole Conjares
	Title:	Assistant Vice President

Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

MORGAN STANLEY BANK, N.A.
By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Mary H. Carey
	Name:	Mary H. Carey
	Title:	Vice President

Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

THE BANK OF NOVA SCOTIA
By:	/s/ Eugene Dempsey
	Name:	Eugene Dempsey
	Title:	Director

Signature Page to Revolving Credit Agreement
ConAgra Foods, Inc.

CONAGRA FOODS, INC.
REVOLVING CREDIT AGREEMENT
SCHEDULE 1

BANK	COMMITMENT
JPMORGAN CHASE BANK, N.A.	$200,000,000
BANK OF AMERICA, N.A.	$200,000,000
BNP PARIBAS	$150,000,000
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$150,000,000
THE ROYAL BANK OF SCOTLAND PLC	$150,000,000
WELLS FARGO BANK, N.A.	$150,000,000
DEUTSCHE BANK AG NEW YORK BRANCH	$100,000,000
MIZUHO CORPORATE BANK (USA)	$100,000,000
U.S. BANK NATIONAL ASSOCIATION	$100,000,000
BARCLAYS BANK PLC	$50,000,000
MORGAN STANLEY BANK, N.A.	$50,000,000
STATE STREET BANK AND TRUST COMPANY	$50,000,000
THE BANK OF NOVA SCOTIA	$50,000,000

TOTAL COMMITMENTS	$1,500,000,000

Sch. 1-1

EXHIBIT A
Syndicated Note

$[____________________]	September 14, 2011
     ConAgra Foods, Inc., a Delaware corporation (“Company”), promises to pay to the order of [NAME OF BANK] (“Bank”) on or before the Bank’s Termination Date (as defined in the Agreement hereinafter referred to) for the account of its Applicable Lending Installation the principal sum of [__________________] and 00/100 Dollars ($[__________________]) or the aggregate unpaid principal amount of all Syndicated Loans made by the Bank to the Company pursuant to Section 2.1 of the Agreement, whichever is less, in immediately available funds at the office of the Administrative Agent in Chicago, Illinois, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.
     The Bank shall, and is hereby authorized to, record on the Schedule of Loans, Payments of Principal and Extension attached hereto, or to otherwise record in accordance with customary practice, the date and amount of each Syndicated Loan, the date and amount of each principal payment and the date to which payment of this Note has been extended, provided, however, that failure to do so shall not affect the Company’s obligation to pay amounts due hereunder.
     The Company expressly waives any presentment, demand, protest or notice in connection with this Note now, or hereafter, required by applicable law.
     This Syndicated Note is one of the Syndicated Notes issued pursuant to the provisions of the Revolving Credit Agreement, dated as of September 14, 2011, among the Company, JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Bank of America, N.A., individually and as Syndication Agent, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as Arrangers, and the Banks named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Syndicated Note may be prepaid or its maturity date extended or accelerated.
     This Syndicated Note shall be construed in accordance with and governed by the laws of the State of New York.

CONAGRA FOODS, INC.
By:
Name:
Title:

A-1

SCHEDULE OF LOANS, PAYMENTS OF PRINCIPAL AND EXTENSION

Amount of
			Principal	Unpaid	Extension of
	Amount	Interest	Paid or	Principal	Termination	Notation
Date	of Loan	Period/Rate	Prepaid	Balance	Date	Made By

A-2

EXHIBIT B
Sample Confirmation Letter
Date: __________________
(Administrative Agent’s name and address)
Attention:__________________________

Re:	Revolving Credit Agreement dated as of September 14, 2011 with ConAgra Foods, Inc. (the “Agreement”).
Ladies and Gentlemen:
          Please accept this letter as confirmation of the conversation _________________ had with your office today whereby we requested a Syndicated Loan from you under the Agreement on the following terms:
          Principal Amount:
          Rate Option:
          Interest Rate Quoted:
          Maturity (if Eurodollar Loan):
          Effective Date of Loan:
          We understand that the proceeds of such Syndicated Loan were [deposited in our demand deposit account no. ________] [transferred to the following account(s)]:

Bank	Account Number

Very truly yours, ConAgra Foods, Inc.
By:
[Authorized Officer]

B-1

EXHIBIT C
Certificate Pursuant to Section 2.12 of the
ConAgra Foods, Inc.
Revolving Credit Agreement
dated as of September 14, 2011
To: ConAgra Foods, Inc.
Ladies and Gentlemen:
     In connection with the above-referenced facility, we hereby certify that the undersigned is a corporation (within the meaning of Section 7701(a) (3) of the United States Internal Revenue Code of 1986) created or organized in or under the laws of the United States or a state thereof, and having its principal office located at __________, U.S.A.

By:
Title:

C-1

EXHIBIT D
Opinion of Counsel
Attached

D-1

EXHIBIT E
Bid Note

$[____________]	___________ __, 20__
     ConAgra Foods, Inc., a Delaware corporation (“Company”), promises to pay to the order of [NAME OF BANK] (“Bank”) on _____________ (which may not be later than the then effective Termination Date) for the account of its Applicable Lending Installation the principal sum of [_______________] and 00/100 Dollars ($[______________]) in immediately available funds at the main office of the Bank in [___________________________], together with interest on the unpaid principal amount hereof at the rate of [____] percent per annum.
     The Company expressly waives any presentment, demand, protest or notice in connection with this Note now, or hereafter, required by applicable law.
     This Bid Note is a Bid Note issued pursuant to the provisions of the Revolving Credit Agreement, dated as of September 14, 2011, among the Company, JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Bank of America, N.A., individually and as Syndication Agent, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as Arrangers and the Banks named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Bid Note may be prepaid or its maturity date extended or accelerated.

CONAGRA FOODS, INC.
By:
Name:
Title:

E-1

EXHIBIT F
Bid Quote

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Attn: ______

Re:	Bid Quote to ConAgra Foods, Inc. (the “Company”)
     In response to your Invitation For Bid Quotes on behalf of the Company dated ___, 20__, the undersigned Bank hereby makes the following Bid Quote on the following terms:
1.	Name of Quoting Bank:

2.	Person to contact at Quoting Bank:

3.	Borrowing Date: _______, 20__[1]

4.	The undersigned Bank hereby offers to make Bid Absolute Rate Loan(s) in the following principal amounts, for the following Bid Interest Periods and rates:

	Bid	Bid	Maximum
Principal	Interest	Absolute	Minimum
Amount[2]	Period[3]	Rate[4]	(§2.22.4(ii)(c))
$
     The undersigned Bank understands and agrees that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Revolving Credit Agreement, dated as of September 14, 2011, with the Company (the “Agreement”), irrevocably obligates the undersigned Bank to make the Bid Absolute Rate Loan(s) for which any offer(s) are accepted, in whole or in part, in accordance with Section 2.22 of the Agreement. Terms used herein and not otherwise defined herein shall have the meanings set forth for such terms in the Agreement.

[1]	As specified in the relevant Invitation for Bid Quotes.

[2]	Principal amount bid for each Bid Interest Period may not exceed principal amount requested in the relevant Invitation for Bid Quotes and is subject to further requirements as described in the Agreement, including without limitation, Section 2.22.4(ii)(b).

[3]	As specified in the relevant Invitation for Bid Quotes.

[4]	Specify rate of interest per annum (rounded to the nearest 1/100th of 1%).

F-1

Very truly yours, [Name of Bank]
By:
[Authorized Officer]

Dated: ______________, 20__

F-2

EXHIBIT G
Bid Quote Request
__________, 20___

To:	JPMorgan Chase Bank, N.A.,
as Administrative Agent

From:	ConAgra Foods, Inc.

Re:	Revolving Credit Agreement (the “Agreement”), dated as of September 14, 2011, with ConAgra Foods, Inc.
     ConAgra Foods, Inc., pursuant to Section 2.22.2 of the Agreement, hereby requests Bid Quotes for the following proposed Bid Absolute Rate Loans:
1.	Borrowing Date: _______, 200_

2.	Principal Amount Bid Interest Period

$
Terms used herein have the meanings assigned to them in the Agreement.

ConAgra Foods, Inc.
By:
Its:

G-1

EXHIBIT H
Invitation For Bid Quotes

To:	[Name of Bank]

From:	JPMorgan Chase Bank, N.A.,
as Administrative Agent

Re:	Revolving Credit Agreement (the “Agreement”), dated as of September 14, 2011, with ConAgra Foods, Inc. (the “Company”)
Pursuant to Section 2.22 of the Agreement, the Administrative Agent is pleased on behalf of the Company to invite you to submit Bid Quotes to the Company for the following proposed Bid Absolute Rate Loan(s):
1.	Borrowing Date: _______, 20

2.	Principal Amount Bid Interest Period

$
Please respond to this invitation by no later than [10:00 a.m. New York City time] on _________, 20. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth for such terms in the Agreement.

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Its:

H-1

EXHIBIT I
Request for Extension

(Administrative Agent’s name and address)	______________, 20_____
Attention:__________________________
Dear ________________:
     Pursuant to Section 2.18 of the Revolving Credit Agreement dated as of September 14, 2011 with ConAgra Foods, Inc., (“Agreement”), we request a one year extension of the Termination Date (as defined in the Agreement) as such date pertains to each Bank’s Commitment (as each term is defined in the Agreement). If this extension is accepted by the Required Banks (as defined in the Agreement), the new Termination Date will be ___________. We acknowledge that such extension will not otherwise constitute an alteration, amendment or waiver of any other term, condition or covenant contained in the Agreement.
     Each Bank is also entitled to retroactively accept any previous extension requests by ConAgra, Foods, Inc. that were rejected by such Bank.
     We hereby authorize and request you to deliver a copy of this Request for Extension to each Bank.
     To accept our requested extension, or to retroactively accept any previous extension requests, the Banks must give written notice to you, in the form attached as Exhibit J to the Agreement, within __ days following your receipt of this request. Failure by the Banks to give the required notice within such __ day time period will constitute a denial of our request.

Very truly yours, CONAGRA FOODS, INC.
By:
[Authorized Officer]

I-1

EXHIBIT J
Acceptance of Request For Extension

(Administrative Agent’s name and address)	__________________, 20____
Attention:__________________________

Re:	Revolving Credit Agreement dated as of September 14, 2011 with ConAgra Foods, Inc. (“ConAgra”)
Dear ________________:
     We have received from you a copy of ConAgra’s Request for Extension, dated___________ 20___, and pursuant to Section 2.18 of the Agreement, we hereby accept the extension as set forth in ConAgra’s request. [In addition, we retroactively accept ConAgra’s previous Request for Extension dated ________________ 20_.] As a result of such extension the new Termination Date will be ___________.
     We hereby authorize and request you to deliver a copy of this Acceptance of Request for Extension to ConAgra.
     We have made a notation of this extension on the Schedule of Loans, Payments of Principal and Extension attached to our Syndicated Note(s).

Very truly yours, [The Bank]
By:
[Name and Title]

J-1

EXHIBIT K
Consent to Additional or Increasing Bank
ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102
Attention:      Treasurer
Ladies and Gentlemen:
     We desire to [participate as a “Bank”] [increase our Commitment as a Bank] in that certain Revolving Credit Agreement dated as of September 14, 2011, (the “Agreement”). To effectuate such participation, we agree as follows:
     1. Definitions. All capitalized terms used in this letter shall have the meanings set forth in the Agreement, except as otherwise defined herein.
     [2. Effective Date. Subject to the conditions contained in this letter, by execution and delivery to the Company of this letter, _________________ (“New Bank”) shall, effective______________ 20___, (“Effective Date”), become a Bank pursuant to the Agreement. New Bank acknowledges and agrees that it shall have all rights, duties and obligations of a Bank as set forth in the Agreement as if New Bank was a signatory to the Agreement as of the Effective Date.
     3. Commitment and Notices. New Bank’s Commitment shall be $___________ and New Bank’s address for purposes of its administrative questionnaire delivered in connection with the Credit Agreement shall be as follows:
          Fax Number:_________________________
          Contact Person:________________________
          Telephone Number:___________________]
     [2. Increased Commitment. Subject to the conditions contained in this letter, by execution and delivery to the Company of this letter, __________ (“Increase Bank”) shall, effective __________ have a Commitment of $__________ under the Agreement.]
     4[3]. Enforcement. [New Bank/Increase Bank] acknowledges that it has executed and delivered this letter for the benefit of the Company, the Banks, and the Administrative Agent and that the terms and provisions hereof shall inure to the benefit of each such Person.

K-1

     If you are in agreement with the foregoing, please sign the acceptance set forth below.

Yours very truly, [NEW BANK]
By:
Name:
Title:

cc:	JPMorgan Chase Bank, N.A. as Administrative Agent, [ADDRESS]
Attn: [__________]

Bank of America, N.A., as Syndication Agent, [ADDRESS]
Attn: [__________]
AGREED AND ACCEPTED this ____ day of _______________________, 20___________
CONAGRA FOODS, INC.

By:
Name:
Title:

K-2

EXHIBIT L
Form of Assignment Agreement
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Bank]][1]

3.	Company:	ConAgra Foods, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as/if applicable.

5.	Credit Agreement:	The $1,500,000,000 Revolving Credit Agreement dated as of September 14, 2011 among ConAgra Foods, Inc., the Banks parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of	Amount of	Percentage Assigned
Commitment/Loans	Commitment/	of
for all Banks	Loans Assigned	Commitment/Loans[2]
$	$	%
$	$	%
$	$	%
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

[Consented to: JPMORGAN CHASE BANK, N.A., as an Issuing Bank
By
Name:
Title:

Consented to:
[______________], as an Issuing Bank

By
Name:
	Title:	][3]

[Consented to:]4
CONAGRA FOODS, INC.

By:
Name:
Title:

[3]	To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Annex 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a Non-U.S. Bank, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Annex 1-1

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Annex 1-2